As filed with the Securities and Exchange Commission on July 15, 2009

Registration No. 333-151239

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

    REFLECT SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Utah	3821	87-0642556
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1270 South 1380 West

Orem, Utah 84058

(801) 226-4100

(Address and telephone number of principal executive offices and principal place of business)

Kim Boyce, Chief Executive Officer

Reflect Scientific, Inc.

1270 South 1380 West

Orem, Utah 84058

(801) 226-4100

(Name, address and telephone number of agent for service)

Copies to:

Richard A. Friedman, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

(212) 930-9700

(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

i

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [  ]                 Accelerated filer [  ]

Non-accelerated filer [  ]                Smaller reporting company [X]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered (3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value (1)	1,923,077	$0.835	$ 1,605,769	$ 63.11	*
Common Stock, $0.001 par value (2)	1,923,077	$0.835	1,605,769	63.11	*
Total	3,846,154		$ 3,211,538	$ 126.22	*

(1)	Represents shares issuable upon exercise of Series A Warrants
(2)	Represents shares issuable upon exercise of Series B Warrants
(3)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders pursuant to the anti-dilution provisions of the Series A and Series B Warrants.

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the OTC Bulletin Board on May 19, 2008, which was $0.835 per share.

.

* Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED

JULY 15, 2009

REFLECT SCIENTIFIC, INC.

3,846,154 Shares of

Common Stock

This prospectus relates to periodic offers and resales of an aggregate of 3,846,154 shares of our common stock held by certain selling security holders which includes:

1,923,077 shares of our common stock underlying series A common stock purchase warrants;

1,923,077 shares of our common stock underlying series B common stock purchase warrants; and

All shares are being offered through the selling security holders.  We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board (“OTCBB”) or other trading markets or exchanges where our stock trades or by agreement between selling security holder and the buyer during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.  Our common stock is quoted on the OTCBB under the symbol “RSCF.” On July 13, 2009, the closing price for our common stock was $0.22 per share.

A current prospectus must be in effect at the time of the sale of the shares of common stock offered herein.  Each selling shareholder of the common stock is required to deliver a current prospectus upon the sale.  In addition, for the purposes of the Securities Act of 1933, selling shareholders may be deemed underwriters.  Therefore, the selling shareholder may be subject to statutory liabilities if the registration statement, which includes this prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about the risks of investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____, 2009.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

REFLECT SCIENTIFICHAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE.  BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES.  THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

REFLECT SCIENTIFICHAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, REFLECT SCIENTIFIC, OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.  YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT.

IN THIS PROSPECTUS, REFERENCES TO “REFLECT SCIENTIFIC,” “THE COMPANY,” “WE,” “US,” AND “OUR,” REFER TO REFLECT SCIENTIFIC, INC., AND ITS SUBSIDIARIES.

v

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus and may not contain all of the information that should be considered prior to investing in our shares.  We encourage you to read this prospectus in its entirety, with particular attention to the information under “Risk Factors” and our consolidated financial statements and related notes included in this prospectus.

Our Business

Reflect Scientific is engaged in the manufacture and distribution of products targeted at the life science market. Our customers include hospitals and diagnostic laboratories, pharmaceutical and biotech companies, universities, government and private sector research facilities as well as chemical and industrial companies.

Reflect Scientific was organized under the laws of the State of Utah on November 3, 1999, under the name “Cole, Inc.” On December 31, 2003, we acquired Reflect Scientific, Inc., a California corporation and currently our wholly-owned subsidiary, changed our name to “Reflect Scientific, Inc.” and succeeded to the business operations of Reflect Scientific, Inc., which involves the manufacture and distribution of laboratory consumables and disposables such as filtration and purification products, customized sample handling vials, electronic wiring assemblies, high temperature silicone, graphite and vespel/graphite sealing components for use by original equipment manufacturers (“OEM”) in the chemical analysis industries, primarily in the field of gas/liquid chromatography.  Since the acquisition of our lifescience business, we have acquired several other companies in an effort to expand our product lines and expertise.

Our goal is to provide our customers with the best solution for their needs. This philosophy extends into our business strategies and acquisition plans. Through a series of strategic acquisitions in 2006 and 2007, we now offer a greatly expanded line of products that take advantage of market needs. Our growing product portfolio includes ultra low temperature freezers and chemical detectors, in addition to supplying OEM products to the life science industry.

Our Visacon brand chemical detectors provide our OEM customers a cost effective detection product that allows them to extend their markets. Detectors use patented optical detection technologies that can be tailored for pharmaceutical, biotechnology or other life science applications.

Our Cryometrix brand ultra low temperature freezers innovative design enables our customers to save on energy costs related to cryogenic storage. Ultra low temperature freezers are used world wide for the storage of vaccines, DNA, RNA, proteins and many other biological and chemical samples. There is a growing need for energy efficient, reliable ultra low temperature storage units.  We will, hopefully, continue to expand into this growing market with the Cryometrix freezer.

About Us

We were incorporated in 1999 in Utah.  Our principal office is located at 1270 South 1380 West, Orem, Utah 84058.  Our telephone number at this location is (801) 226-4100.  We also maintain a regional office in San Jose, California and Bozemen, Montana.

THE OFFERING

Securities offered by Selling Stockholders	3,846,154 shares of common stock

Common stock outstanding before the offering	34,961,734 (as of July 1, 2009)

Common stock to be outstanding after the offering	38,807,888

Use of proceeds

The only proceeds will be from the exercise of warrants.  If the warrants are exercised, we will use the funds received for general working capital.  If all warrants are exercised, we would receive proceeds of $3,462,538.  The timing of warrant exercises and receipt of proceeds is difficult to determine.

OTC bulletin board symbol	RSCF

Risks

As part of your evaluation, you should take into account not only our business approach and strategy, but also special risks we face in our business.  For a detailed discussion of these risks and others, see “Risk Factors” beginning on page 3.

Issuance of Securities to the Selling Stockholders

On June 29, 2007, pursuant to a securities purchase agreement, we issued to several institutional investors convertible debentures in the aggregate principal amount of $2,500,000 and stock purchase warrants, comprised of 1,923,077 Class A Warrants and 1,923,077 Class B Warrants,  exercisable over a five year period into an aggregate of 3,846,154 shares of common stock. vFinance Investments, Inc. acted as a placement agent for the offering.

The debentures have a maturity date of June 29, 2009, and, upon issuance, accrued interest at a rate of 12% per annum. Payment of principal under the debentures was due on the maturity date and interest was due on a quarterly basis. The principal amount of the debentures is convertible into common stock of the Company. Upon issuance, interest was payable at the option of the Company to the Investors either in cash or in registered common stock at a fifteen percent (15%) discount to the market price.  At the closing, the Company prepaid the first two quarterly interest payments out of proceeds of the offering from escrow.  The conversion price of the debentures is $0.65 per share yielding an aggregate total of possible shares to be issued as a result of conversion as of the closing of 3,846,154 shares. The principal amount of the debentures could not be prepaid without the consent of the holders. The Company failed to repay the outstanding principal amount of $2,300,000 on the debentures on the maturity date due to a lack of available funds, and the debentures are currently in default. The Company is currently in negotiations with the debenture holders. The exercise price of the Class A Warrants is $0.80 per share; and the exercise price of the Class B Warrants is $1.00 per share.

The debentures and the warrants have anti-dilution protections, and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the debentures and warrants, pursuant to a registration rights agreement entered into simultaneously with the transaction.  On August 28, 2007, we filed such registration statement which was declared effective by the SEC on December 21, 2007 registering the shares underlying the debentures and the shares issuable upon payment of interest on the debentures.

Summary of Financial Information

We reported revenues of $1,508,246 and a net loss of $927,711 for the three-month period ended March 31, 2009.  At March 31, 2009, we had cash and cash equivalents of $240,370 and a working capital deficit of $491,443, which represented a decrease in working capital of $754,722 from the amount reported at December 31, 2008, of approximately $263,279.

The following table shows selected summarized financial data for Reflect Scientific at the dates and for the periods indicated.  The data should be read in conjunction with the financial statements and notes included in this prospectus beginning on page 32.

STATEMENT OF OPERATIONS DATA:

	Three Months Ended March 31,		Year Ended
	2009 (Unaudited)	2008 (Unaudited)	2008	2007
Revenues	$ 1,508,246	$ 1,970,279	$ 10,126,805	$ 8,020,226
Cost of Goods Sold	877,292	944,025	5,500,694	4,633,278
Operating Expenses	1,190,013	1,157,922	5,161,144	8,797,322
Net Income (Loss)	(927,711)	(507,627)	(2,164,396)	(7,076,619)
Basic Income (Loss) per Share	(0.03)	(0.01)	(0.06)	(0.21)
Weighted Average Number of Shares Outstanding	34,578,208	34,963,927	34,359,453	34,328,678

                       BALANCE SHEET DATA

	March 31, 2009 (Unaudited)	December 31, 2008
Total Current Assets	$ 2,758,788	$ 3,116,193
Total Assets	8,719,858	9,235,509
Total Current Liabilities	3,250,231	2,852,914
Working Capital (Deficit)	(491,443)	263,279
Shareholders’ Equity	$ 5,455,389	$ 5,363,089

RISK FACTORS

An investment in our common stock involves a high degree of risk, and should not be made by anyone who cannot afford to lose their entire investment.  You should consider carefully the risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in our common stock.  Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment if any of the following risks were to occur.

Risks Related to our Business

We are currently losing money and we will need to reduce our losses if we are to survive.

For the three months ended March 31, 2009, we had a net loss of $927,711 on revenues of $1,508,246. For the year ended December 31, 2008, we had a net loss on revenues of $10,126,805.  We cannot continue to cover the current losses and are striving to reduce the losses.   If we are not successful in increasing revenues and/or reducing cost, there will be a substantial question as to our long term viability.

We are currently in default on our outstanding debentures.

Our 12% Senior Convertible Debentures, issued on June 29, 2007, matured on June 29, 2009. The Company failed to repay the outstanding principal amount of $2,300,000 on the debentures on the maturity date due to a lack of available funds, and the debentures are currently in default. Without the consent of the debenture holders to restructure these debentures, extend their term or raise capital to pay off these debentures, our operations would be materially impacted, and the debenture holders could conceivably have the ability to force us into involuntary bankruptcy.  The Company is currently in negotiations with the debenture holders to renegotiate the terms of the debentures. However, there is no assurance we will renegotiate the terms of the debentures or raise the funds needed to repay the debentures.

Our business consists of multiple companies that were brought together and the integration of the diverse product line and work force may be difficult and in the end may be unsuccessful.

Our business model for the last two and a half years was focused on the acquisition of several companies that we believed had niche products with competitive advantages over existing products on the marketplace.  Most of the companies we acquired had products in the very early stage of commercialization.  As a result of our acquisitions which were only completed during the first quarter of 2007, our management is stretched and integrating the different companies has been time consuming.  We are looking to hire additional personnel, but have not had the resources to make this commitment until recently.  Our future success with these diverse companies is still unknown and an investor in Reflect Scientific will not have a track record to analyze in making a decision on if we are a good investment and if we will be successful integrating these acquisitions.

Our lack of capital limits our ability to compete in the market place, which can adversely affect our market share, revenue and gross margins.

Many of our competitors are substantially larger and better financed than we are. We continue to lose money. Accordingly, we are limited in our ability to provide the marketing and research and development dollars that many of our competitors are able to invest.  We are hopeful with the completion of our last acquisition, some administrative expenses will be reduced particularly associated with legal, accounting and consulting cost; however, even with reductions in these categories we must start making money to be able to invest the dollars needed to stay competitive in the marketplace.  If revenues do not improve, we may have to seek additional financing and there can be no assurance additional capital will be available.

Several of our key products are in the early phase of commercialization so their long-term acceptance by the marketplace is unknown, and if they are not accepted, our ability to continue will be questionable.

Several of our products, including our freezers and detectors, have only recently been introduced on a commercial basis to the marketplace.  Although we are hopeful on the products’ long-term acceptance, at this time, there is no assurance that they will be accepted by the marketplace or that there will not be another product which supersedes them before they can obtain a foothold.  Much of our future success is dependent on these freezers and detectors and if they are not successful, our long term profitability will be very questionable.  Investors in Reflect Scientific will not have the advantage of being able to look to a mature product or long-term revenue streams when making an investment decision.

The nature of our refrigerator product line creates potential liability if the refrigerator does not perform or malfunctions since they hold permissible items.

Our ultra low temperature refrigerators are designed to hold items which require extremely low temperatures.  If these low temperatures are not maintained, the items inside can be destroyed.  These refrigerators often hold items such as blood, plasma and other scientific compounds which must be maintained at extremely low temperatures and our often very valuable.  If our refrigerators don’t maintain these low temperatures, the items inside will be lost which could result in potential claims for reimbursement.  We currently carry product liability insurance but there is no assurance the insurance will be able to cover all potential losses.

Our inability to adequately retain or protect our employees, customer relationships and proprietary technology could harm our ability to compete.

Our future success and ability to compete depends in part upon our employees and their customer relationships, as well as our proprietary technology and patents, which we attempt to protect with combination of patent, trademark and trade secret claims as well as with our confidentiality procedures and employee contract provisions. These legal protections afford only limited protection and are time consuming and expensive to maintain. Further, despite our efforts, we may not prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property. Our employees, customer relationships and intellectual property may not provide us with a competitive advantage adequate to prevent the competitors from entering the markets for our products and services. Additionally, our competitors, which are larger and better financed, could independently develop non-infringing technologies that are competitive with, and equivalent or superior to our technology.

The departure of certain key personnel could affect the financial condition of Reflect Scientific due to the loss of their expertise and customer relationships.

Certain key employees, primarily Kim Boyce and Tom Tait, are very closely involved in our business and have day-to-day relationships with critical customers.  One of the key aspects in the purchase of our initial technology was the ability to obtain the employees responsible for developing our technology.  The loss of these employees would severely hinder our ability to develop new products and improve on existing products and technology.  Competition for highly skilled business, product development, technical and other personnel is intense, and we may not be successful in recruiting new personnel or in retaining our existing personnel.  With the size and funding advantages enjoyed by our competitors, it may be difficult to keep key employees, particularly those in the scientific fields. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial conditions. We do not maintain key man life insurance on any of our employees.  Although we do maintain employment contracts with key employees, these contracts may not be sufficient to keep the employees from leaving.

We face numerous competitors and as a result, we may not get the business we seek.

We have many competitors with comparable technology and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take projects away from us. Many of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products and services.

We are a small company that relies on a few significant employees to ensure that our business operates efficiently.  If we were to lose one of these employees it would effect our business operations and we would experience difficulty in replacing one of these employees.

Other larger companies have greater capital resources and therefore greater recruitment capability than Reflect Scientific.  This may limit our ability to hire new talent and retain current employees. We have a very small staff of executives and significant employees.  We rely on our executive officers, senior management and significant employees to ensure our business operates efficiently.  The loss of such an employee could harm our business.  We believe that our success in this business depends on our ability to continue to attract and retain highly skilled and knowledgeable staff.

Risks Related to our Common Stock

Trading in our common stock is limited

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock which could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Our issuances of shares in connection with exercises of the Series A and B Warrants and conversions of the Debentures likely will result in overall dilution to market value and relative voting power of previously issued common stock, which could result in substantial dilution to the value of shares held by shareholders prior to sales under this prospectus.

The issuance of common stock in connection with exercises of the Series A and B Warrants and conversions of the Debentures by the Selling Shareholders may result in substantial dilution to the equity interests of holders of our common stock other than the Selling Shareholders.  Specifically, the issuance of a significant amount of additional common stock will result in a decrease of the relative voting control of our common stock issued and outstanding prior to the issuance of common stock in connection with exercises of the Series A and B Warrants and conversions of the Debentures.  Furthermore, public resales of our common stock by the Selling Shareholders following the issuance of common stock in connection with exercises of the Series A and B Warrants and conversions of the Debentures likely will depress the prevailing market price of our common stock.  Even prior to the time of actual exercises, conversions, and public resales, the market “overhang” resulting from the mere existence of our obligation to honor such conversions or exercises could depress the market price of our common stock, which could make it more difficult for existing investors to sell their shares of our common stock, and could reduce the amount they would receive on such sales.

There is an increased potential for short sales of our common stock due to the sales of shares issued to the Selling Shareholders in connection with the Series A and B Warrants and the Debentures, which could materially effect the market price of our stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock by the Selling Shareholders issued in connection with exercises of the Series A and B Warrants and conversions of the Debentures could encourage short sales of common stock by the Selling Shareholders or others.  A “short sale” is defined as the sale of stock by an investor that the investor does not own.  Typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock.  Significant amounts of such short selling could place further downward pressure on the market price of our common stock, which could make it more difficult for existing shareholders to sell their shares.

The restrictions on the number of shares issued upon exercise of the Series A and B Warrants and on conversion of the Debentures may have little if any effect on the adverse impact of our issuance of shares in connection with exercise of the Series A and B Warrants and conversion of the Debentures, and as such, the Selling Shareholders may sell a large number of shares, resulting in substantial dilution to the value of shares held by our existing shareholders.

The Selling Shareholders are prohibited, except in certain circumstances, from exercising the Series A and B Warrants and converting amounts of the Debentures to the extent that the issuance of shares would cause any Selling

Shareholder to beneficially own more than 4.99% of our then outstanding common stock.  These restrictions, however, do not prevent any Selling Shareholder from selling shares of common stock received in connection with an exercise or conversion, and then receiving additional shares of common stock in connection with a subsequent exercise or conversion.  In this way, a Selling Shareholder could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.  As a result, existing shareholders and new investors could experience substantial dilution in the value of their shares of our common stock.

The trading market for our common stock is limited, and investors who purchase shares from the Selling Shareholders may have difficulty selling their shares.

The public trading market for our common stock is limited.  As of the date of this prospectus, our common stock is quoted on the OTC Bulletin Board.  Nevertheless, an established public trading market for our common stock may never develop or, if developed, it may not be able to be sustained.  The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than other markets.  Purchasers of our common stock therefore may have difficulty selling their shares should they desire to do so.

It may be more difficult for us to raise funds in subsequent stock offerings as a result of the sales of our common stock by the Selling Shareholders in connection with the Series A and B Warrants, the Debentures.

As noted above, sales by the Selling Shareholders likely will result in substantial dilution to the holdings and interest of current and new shareholders.  Additionally, as noted above, the volume of shares sold by the Selling Shareholders could depress the market price of our stock.  These factors could make it more difficult for us to raise additional capital through subsequent offerings of our common stock, which could have a material adverse effect on our operations.

We are considered a penny-stock company, which may limit the market for our common equity securities.

Our common stock is quoted on the OTCBB and currently trades below $5.00 per share.  For much of our history our shares have been treated as "penny stock" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks.  These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market.  In general, penny stocks are low priced securities that do not have a very high trading volume.   Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.  Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or “accredited investor" (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities.  A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The market for our common stock is limited and there are no assurances an active market for our common stock will ever develop.  Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment.

You will not receive dividend payments.

We have not paid and do not plan to pay dividends in the foreseeable future even if our operations are profitable. Additionally, under the terms of the Debentures, we are not permitted to pay a dividend while they are outstanding. Earnings, if any, will be used to expand our operations, hire additional staff, pay operating expenses and salaries, rather than to make distributions to shareholders. Future value of an investment will be tied to an increase in Reflect Scientific’s enterprise value and/or market price of our common stock, if trading on an exchange or market.

We may issue more stock without shareholder input or consent which could dilute the book value of your investment.

The board of directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, the board of directors has authority, without action by or vote of the shareholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock in this offering. Any issuance of additional shares of common stock or preferred stock will dilute the ownership percentage of shareholders and may further dilute the book value of Reflect Scientific’s shares. It is likely we will seek additional capital in the future to fund operations. Any future capital will most likely reduce investors in this offerings percentage of ownership.

Current management owns most of the shares and will control Reflect Scientific.

Current managers own 22,329,250 shares of common stock or 55.9% of the issued and outstanding shares.  As a result, management will most likely be in a position to elect the Board of Directors, to dissolve, merge or sell our assets, and to direct our business affairs without shareholder input or consent. Until all of the Debentures are converted and Warrants exercised, current management will continue to be able to be in control on any matters submitted to a shareholder vote.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

We will not receive any proceeds upon the resale of shares by the selling security holders. Any proceeds that we receive will be from the selling security holders upon the exercise of the outstanding warrants.  We will use these proceeds for general working capital. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

Determination of Offering Price

Our common stock will be offered by the selling security holder in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale. The shares may be resold directly by the selling stockholders in the open market at prevailing prices or through negotiations between selling shareholder and prospective buyer or through agents, underwriters, or dealers. We will not control or determine the price at which the shares are sold.

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this prospectus constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe", "expect", "anticipate", "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the unaudited Condensed Consolidated Financial Statements and accompanying notes.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.  Reflect Scientific believes there have been no significant changes during the three months ended March 31, 2009, to the items disclosed as significant accounting policies in management's Notes to the audited financial statements included in this prospectus.

Reflect Scientific’s accounting policies are more fully described in Note 2 of the audited consolidated financial statements included in this prospectus.  As discussed in Note 2, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual resultscould differ from these estimates under different assumptions or conditions.  Reflect Scientific believes that the following addresses Reflect Scientific’s most critical accounting policies.

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”).  Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.  We recognize revenue as services are provided with specific long lead time orders.

The Company recognizes revenue on long-term contracts using the percentage-of-completion method. We generally recognize revenue using the percentage-of-completion method for original equipment that requires a minimum of six months to produce. When using the percentage-of-completion method, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Estimated losses are recognized in full when identified. The asset, “costs and estimated earnings in excess of contract billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability, “contract billings in excess of costs and estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized.

Our allowance for doubtful accounts is maintained to provide for losses arising from customers’ inability to make required payments.  If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109).  Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

Intangible assets include trademarks, trade secrets, patents, customer lists and goodwill acquired through acquisitions of subsidiaries.  The Patents have been registered with the United States Patent and Trademarks office.   The costs of obtaining patents are capitalized as incurred.  Intangibles, except for goodwill, are amortized over their estimated useful lives.

The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset’s market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue.  No such adjustments were required for the year ended December 31, 2008.

Plan of Operation

Over the next twelve months our focus will be on the commercialization of products acquired and developed over the last several years.  Included in this focus will be the continued development and commercialization of our ultra low temperature refrigerator line.  Additionally, we will continue to develop and expand our focus on solutions and services to retrofit server and computer rooms to help reduce the cost of cooling such rooms as well as provide a more reliable way to cool such rooms.   We also will continue to focus on the expansion of our detector line and contract manufacturing operations.

Management’s focus over the last several years was on the acquisition and development of our product lines. Management now feels they have the core product lines in place to now refocus its efforts on the commercialization of the product lines.  As such much of the focus over the next twelve months will be on marketing our products and expanding our customer base.

Our revenues decreased from the quarter ended March 31, 2008, from $1,970,279 to $1,508,246 for the quarter ended March 31, 2009.  This decrease is due to the general economic downturn and many potential customers postponing large capital expenditures for our product lines.  We do not expect this trend to continue in the remaining quarters of 2009.  Our products are new to the marketplace and we expect the demand to grow as our products become more familiar.   We believe the product lines are becoming commercially accepted and that sales will increase.

We do not anticipate we will emphasize acquisitions as we have in the past and instead will focus on managing our current product line.  This will require a focus from management on the sales of these products.  We anticipate the future business growth over the next twelve months to come from our current product line.

Results of Operations

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Our revenues decreased during the quarter ended March 31, 2009, to $1,508,246 from $1,970,279 for the quarter ended March 31, 2008. We believe this trend will not continue as our products gain more commercial acceptance.

Our cost of goods decreased in the quarter ending March 31, 2009, as compared to March 31, 2008 to $877,292 from $944,025. The difference was the result of decreased sales.  Overall, as a percentage of sales, our cost of goods sold was approximately 58% for the three months ended March 31, 2009 compared to 48% for the quarter ended March 31, 2008.  We anticipate the cost of goods sold percentage to vary by quarter depending on which products make up the largest percentage of sales during the quarter.  Once our products are in the market place longer, our cost of goods sold percentage should become more fixed as a percentage of sales.

Salaries and wages increased to $617,848 during the quarter ended March 31, 2009, compared to $617,261 for the quarter ended March 31, 2008.

With the increase in operating expenses from $1,157,922 for the quarter ended March 31, 2008 to $1,190,013 for the quarter ended March 31, 2009, our operating loss increased to $559,059 from $131,668 for the comparable period in 2008.  We expect that as sales start to increase, we will be able to reduce our operating loss this year.

Interest expense was $368,905 for the quarter ended March 31, 2009.  The interest expense related to our debentures is $70,110 for the quarter and $298,795 is related to the amortization of the discounts on the debenture.

Liquidity and Capital Resources

Our cash resources at March 31, 2009, were $240,370, with accounts receivable of $994,659 and inventory of $768,871. We have relied on revenues and sales of equity and debt securities for cash resources.   Our working capital surplus/(deficit) on March 31, 2009, was $(491,443) compared to $263,279 on December 31, 2008.  To complete acquisitions and to fund our expanding operations, much of the working capital was used in the first part of 2007 requiring us to raise additional capital which was completed in June 2007. This capital was used to increase our manufacturing resulting in increased inventory.  We hope to devote some of the available cash to marketing to help increase sales over the next twelve months.

Historically, we have financed our working capital requirements through capital funding which have generated sufficient funds to offset shortfalls and cover losses.  As we continue to expand our operations, we anticipate seeking additional capital through the sale of equity securities.  It is highly likely, we will again seek additional capital in the equity markets. At this time we do not know the extent of the overall financing we will need in the future. Financing will depend on how well our products are received in the marketplace.

Our long term liabilities were $14,238 on March 31, 2009.  This reflects the maturity of our debenture becoming short-term of $2,337,500, although only $2,044,875 is reflected because of the discounts on the debenture. The debentures matured on June 29, 2009. Due to a lack of available funds, the Company failed to repay the principal on the debentures on the maturity date and the debentures are currently in default. The Company is in negotiations with the debenture holders.

For the quarter ended March 31, 2009, our net cash used by operating activities was $219,415 which was up from

$77,475 for the quarter ended March 31, 2008.

We anticipate losses to continue as we expand our sales efforts.  Since the products are new to the marketplace, we are not sure how sales will be in upcoming quarters but we expect they increase and should start covering our expenses.

Results of Operations

December 31, 2008 and 2007

Our revenues increased during the year ended December 31, 2008, to $10,126,805 from $8,020,266 for the year ended December 31, 2007, primarily as a result of increased business from our acquisitions.

Our cost of goods increased in the period ending December 31, 2008, as compared to December 31, 2007, to $5,500,694 from $4,633,278. The difference is primarily attributed to increased sales. The percentage on gross margins for the two years was essentially unchanged.

General and administrative expenses decreased to $2,998,008 during the year ended December 31, 2008, from $3,447,791 during the year ended December 31, 2007. This was due to our stabilization of our operations and our costs of operations.  With this stability and our increase in revenues, our operating loss decreased to $535,033, after the operating loss in 2007 of $5,410,334.  In 2007 we expanded operations in an effort to staff anticipated product development and product launches.

With the acquisitions, our salaries increased from $1,752,103 to $1,855,730 from December 31, 2007 to December 31, 2008.  We anticipate salaries will increase further as we search for additional management personnel.  We anticipate, however, that we will reduce expenses in other areas to somewhat offset future salary increases.  One area we are hopeful in reducing expenses is the consulting, legal and accounting cost associated with the acquisitions.

There were expenses associated with the acquisitions in 2007, and as a result, we had a net loss of $2,164,396 for the year ended December 31, 2008, compared to net loss of $7,076,619 for the year ended December 31, 2007.  With many of the acquisitions not closing until the first part of 2007, it will be difficult to compare last year's results with future periods or expected results going forward.  We anticipate that sales will continue to increase and will be able to offset expenses going forward.  Since we are in the initial phases of several product launches and these products are entering into new markets, the time frame until we reach profitability is still unknown.

Liquidity and Capital Resources

Our cash resources at December 31, 2008, were $447,037, with accounts receivable of $1,005,864 and inventory of $765,589. We have relied on revenues and sales of equity and debt securities for cash resources.   As a result of the issuances of debt and common stock, our working capital on December 31, 2008, was $263,279. To complete acquisitions and to fund our expanding operations, much of the working capital was used in the first part of 2007 requiring us to raise additional capital which was completed in June 2007. This capital was used to increase our manufacturing resulting in increased inventory.  We hope to devote some of the available cash to marketing to help increase sales over the next twelve months.

In 2008, net cash used by operating activities was $286,105 as opposed to $1,930,313 in 2007.  The major changes were the result of the acquisitions and the cost to cover such acquisitions.  We were able to offset the use of cash by raising additional equity in 2007.  We are hopeful that in 2009, with the additional capital to focus on operations, including marketing, we will be able to reduce our loss for the year.

Off-Balance Sheet Arrangements

We have no off balance sheet arrangements as of March 31, 2009.

Seasonality and Cyclicality

We do not believe our business is cyclical.

Description of Business

Overview

We are engaged in the manufacture and distribution of innovative products targeted at the life science market. Our customers include hospitals and diagnostic laboratories, pharmaceutical and biotech companies, universities, government and private sector research facilities as well as chemical and industrial companies.

Our goal is to provide our customers with the best solution for their needs. This philosophy extends into our business strategies and acquisition plans. Through a series of strategic acquisitions in 2006 and 2007, we now offer a greatly expanded line of products that take advantage of market needs. Our growing product portfolio includes ultra low temperature freezers and chemical detectors, in addition to supplying OEM products to the life science industry.

Our Visacon brand chemical detectors provide our OEM customers a cost effective detection product that allows them to extend their markets. Detectors use patented optical detection technologies that can be tailored for pharmaceutical, biotechnology or other life science applications.

Our Cryometrix brand ultra low temperature freezers innovative design enables our customers to save substantially on energy costs related to cryogenic storage. Ultra low temperature freezers are used world wide for the storage of vaccines, DNA, RNA, proteins and many other biological and chemical samples. There is a growing need for energy efficient, reliable ultra low temperature storage units.  We will continue to expand into this growing market with the Cryometrix freezer.

Organization

We were organized under the laws of the State of Utah on November 3, 1999, under the name “Cole, Inc.”  On December 31, 2003, we acquired Reflect Scientific, Inc., a California corporation and currently our wholly-owned subsidiary, changed our name to “Reflect Scientific, Inc.” and succeeded to the business operations of Reflect Scientific, Inc., that involved the manufacture and distribution of laboratory consumables and disposables such as filtration and purification products, customized sample handling vials, electronic wiring assemblies, high temperature silicone, graphite and vespel/graphite sealing components for use by original equipment manufacturers (“OEM”) in the chemical analysis industries, primarily in the field of gas/liquid chromatography.

On November 29, 2005, we announced the execution of a Letter of Intent to acquire Cryomastor Corporation, a California corporation (“Cryomastor” sometimes called “Cryometrix,” its amended name). On June 27, 2006, we completed the acquisition of Cryomastor pursuant to an Agreement and Plan of Merger (the “Cryomastor Merger Agreement”), which became our wholly-owned subsidiary; changed its name to “Cryometrix, Inc.”; and succeeded to its business operations, which involved the manufacture and sale of ultra low temperature freezers systems powered by liquid nitrogen for use in bio-repositories associated with the biotech and pharmaceutical industries, as well as government facilities, universities and many other diverse applications that require a large number of reliable and energy efficient freezers.

Effective as of April 4, 2006, we entered into a Purchase Agreement (the “JMST Agreement”) with JM SciTech, LLC, a limited liability company organized under the laws of the State of Colorado, and doing business as JMST Systems (“JMST”).  Pursuant to the JMST Agreement, we purchased and JMST sold all right, title and interest in and to the JMST Technology (the “JMST Technology”), as described in the JMST Agreement; and David Carver, a shareholder of JMST (“Carver”), conveyed and assigned any rights he had in and to certain patents (the “Carver Patents”) and related intellectual assets as described in the JMST Agreement (collectively, including the Carver Patents referred to herein as the “Carver Technology”).  JMST had created a line of chemical detection instruments that are used in the pharmaceutical, biotechnology and homeland security markets. The patented technology allows researchers to accurately analyze chemical formulations for their composition and identity.

On November 15, 2006, we entered into an Agreement and Plan of Merger (the “Image Labs Merger Agreement”) to acquire Image Acquisition Corp., a Georgia corporation by our wholly-owned subsidiary; Smithgall & Associates, Inc., dba Image Labs International, a Georgia corporation (“Image Labs”).  Established in 1993 and located in Bozeman, Montana, Image Labs is a manufacturer and developer of factory automation equipment. The primary product lines focus in the areas of automated inspection, measurement and material handling.  Effective February 28, 2007, the Image Labs Merger Agreement was completed.

On November 17, 2006, we entered into an Agreement and Plan of Merger (the “The All Temp Merger

Agreement”) between our wholly-owned subsidiary,  Cryometrix, Inc. and All Temp Engineering Inc., a California corporation (“All Temp”).  All Temp is located in San Jose, California and has been providing engineered solutions and services to the cryogenics industry for over 23 years.  All Temp serves over 1,450 companies in business sectors such as biotech, pharmaceutical, medical devices, research, universities, semiconductor, aerospace, military and industrial food processing.  Effective January 19, 2007, the All Temp Merger Agreement was completed.

Business

Reflect Scientific designs, develops and sells scientific equipment for the Life Science and Manufacturing industries.  Since our wholly owned subsidiary, Reflect Scientific’s, organization in 1991, our focus is and has been on providing value added products, analytic testing equipment and stand alone products for the life science and industrial market place.  Reflect Scientific’s products range from non-mechanical CyrometrixTM freezers, products and parts for life science industry to tools and analytical services for industrial manufacturing.

All of Reflect Scientific’s products and services are developed with one key factor in mind-do they provide a superior cost/benefit to the customer than other products in the same marketspace.  With years of experience in the life science and industrial manufacturing markets, Reflect Scientific has been able to develop not only unique patentable products but products that we believe offer immediate advantages and cost savings over any other competing and existing products on the market.

We have developed a business model with a focus on intellectual expertise in design and development of products and solutions for life science and industrial manufacturing industries.  We outsource the majority of our manufacturing allowing us to maintain flexibility to develop products across multiple lines and industries.  Our strength is in providing products which we believe offer immediate verifiable cost saving solutions.

We have found many companies that can manufacture products to our specification allowing us to focus on our core competencies of development and design and maintain a flexible corporate structure capable of taking advantage of new opportunities without the large capital investment for tooling and manufacturing equipment.  This focus on the intellectual expertise as opposed to manufacturing of products also allows us to develop products along multiple industries and to tailor our products to specific needs in a variety of industrial settings.  Our products are sold in the biotechnology, pharmaceutical, medical industries as well as the manufacturing industries such as automotive.

PRODUCTS

Cryometrix Freezers

Our Cryometrix ultra low temperature freezers are, we believe, a technological breakthrough that provides energy savings and other critically important benefits to cryo-storage customers in the Life Science related industries.  Ultra low temperature freezers are used in multiple industries for the storage of everything from blood to cancer vaccines. These freezers are used by companies and organizations like the Red Cross, hospitals and biotechnology research facilities.

Currently, the only ultra low temperature freezers are produced by only a few companies and rely on a mechanical process for cooling.  Because of inadequacies in the mechanical process, we believe there is wastage of inventory each year because of the problems of proper cooling found in the mechanical freezers.

Our freezers are a complete divergence from the current technology used in ultra low temperature freezers.  Through the advantages of our technology, we believe, our freezers solve the current inadequacies resulting in immediate cost savings for our clients.   Current cryogenic storage equipment falls short of customer expectations in a variety of key performance criteria.

▪

High energy usage – a growing problem with rising energy costs

▪

Inflexible temperature range – existing units cannot be easily modified for colder requirements (colder temperatures are an industry trend)

▪

Sample inventory is at risk in the event of a power failure

▪

Poor temperature uniformity –samples in different areas of the freezer can experience wide variations in temperatures which is undesirable from a regulatory standpoint.

Our Cryometrix ultra low temperature freezer uses a new patented design which is powered by liquid nitrogen.

Through the use of a liquid nitrogen powered freezer system we are able to address the market need for:

▪

Low energy requirements

▪

Flexible temperature control – wide range of usable temperatures

▪

Power failures have little effect - uses passive liquid nitrogen technology rather than electrically powered compressors.

▪

Uniform temperatures throughout freezer – more usable storage volume

▪

Much larger storage volume per area of floor space occupied – reduced facilities cost

▪

Reliable and essentially maintenance free; further lowering cost of ownership

We believe existing freezers are outdated and our freezers will be the direction the industry will move offering us a chance to gain a significant market share in this large market.

Detectors

Our chemical detector products serve the analytical instrumentation sector of the Life Sciences market. These optically based chemical detection instruments provide a cost-effective, high-performance alternative for original equipment manufacturers (OEM).   One major use for these detectors is the analysis of whole blood for metabolic diseases.

Companies that manufacture beneficial chemicals or biotechnology products are often required to develop a methodology to detect their presence in the environment or in living tissue. Recent market trends have been toward the creation of a dedicated system that is specific for a particular chemical.  As the market expands for dedicated instrumentation, certain critical issues arise.

▪

Lack of high quality, high performance OEM instrumentation - large instrument manufacturers sell the service/instrument combination only under their own brand name

▪

High price points - instrument company structure does not allow value pricing

Our products provide the building blocks to create such a system. Patented technology provides an array of benefits to the OEM customer.

▪

High performance instrumentation - meets or exceeds industry standards for chemical detection

▪

Technological breakthroughs provide cost-effective detection instrument solutions

▪

Versatile configurations allow tailoring to specific customer need without the necessity for expensive custom engineering

▪

Certified by various regulatory agencies for sale worldwide

With the expanding focus on the need for detectors we designed a base system that can be tooled for multiple uses offering flexibility to our customers.  We intend to further penetrate the dedicated OEM instrument market through new product development and continued cost reductions in manufacturing to meet price points.

Reflect Scientific is also poised to provide consumables to the same group of customers that purchase detectors. This one stop shopping is very attractive to customers and is unique in the OEM supply industry further making Reflect Scientific the choice for OEMs.

Testing Equipment

Out testing equipment provides automated inspection products and services including part handling and automation to manufacturers of automotive and diesel catalysts and filters, exhaust systems, and OEM’s including inspection of in service components such as Diesel Particulate Filters. Although there are several markets that can be addressed with these products the first to be accessed is the automotive industry. The inspection product for this market takes advantage of the increased focus on environmental protection with respect to emissions from gas and diesel engines as well as the increased attention to 100% inspection directives from OEM’s. Environmental Protection Agency (EPA) Tier 2 emission standards on diesel cars and light trucks will be phased in from 2004 – 2010 and beyond.

Through our subsidiary, CATPRO, Inc., we will continue forward with the CATPRO line using its presence in the market and its strength as a product to position itself as a key supplier of automation equipment, inspection equipment and data management solutions.

Competition

The environment for our products and services is intensely competitive. Although the complexity of the products we produce limits the number of companies we compete with, the companies with competing technology are generally larger and often subsidiaries or divisions of very large multinational companies.  Our competitors’ size and association with large multinational companies creates advantages over us in the ability to access potential customers.  Many potential customers already purchase products either directly from our competitors or from another subsidiary of these large multinational companies creating natural inroads to sales that we do not possess.

Given our relative size verses our competitors, we often have to seek niche markets for our products or focus on selling components to be used in our competitors larger detection units.  We believe, however, that our technology and experience in the ultra low freezers and detectors allows us to be competitive in our markets.  However, since our products are new to the marketplace, the products long term commercial acceptance is still unknown.  Most of our products compete against multiple competitors with our refrigeration products competing primarily against Thermo Fisher Scientific and Sanyo Corporation.

Growth Plan

We continue to evaluate acquisitions of businesses and technologies to enhance our revenues in the Life Science market. To that end, we recently completed the acquisition of All Temp and Image Labs, and we acquired Cryometrix in June, 2006.

We intend to seek to expand the applications for our products and equipment into additional markets as we develop brand recognition.  We hope to be able to leverage off of our existing products and name recognition as we continue forward using our existing offerings and product strength to position us as a key supplier of automation equipment, inspection equipment and cryogenic storage solutions.  This strategic plan will also allow for further diversification of our customer base.

All Temp provides service and installation of ultra low temperature freezers and other environmental chambers. A strong synergy with the Cryometrix freezer products also exists.  We will be able to further vertically integrate our freezer line of business and gain revenues from service contracts, installations and other services provided by All Temp.

Image Labs expertise is in the field of machine vision and robotics. A key component to product extension of the Cryometrix freezers is automation. Image Labs will provide the necessary technology to create product line extensions that integrate automation into existing products. Larger automated freezer systems are used world wide for the storage of vaccines and tissues and will allow Reflect Scientific to participate in this market.

CatPro, a division of Image Labs, provides automated inspection products and services, including part handling and automation to manufacturers of automotive and diesel catalysts and filters, exhaust systems and OEM’s, and inspection of in service components such as Diesel Particulate Filters.

Manufacturing, Supplies, and Quality Control

Many of our products are manufactured by third party manufactures, including our ultra low temperature freezers. We believe by outsourcing our manufacturing we are able to reduce the overall cost of our products.  We do manufacture some products which are less labor and parts intensive in our facility in Orem, Utah.

Regulation and Environmental Compliance

Presently, none of our products are in highly regulated industries.

Sources and Availability of Raw Materials and Names of Principal Suppliers

Sources and availability of key materials and intermediates continue to remain stable. Where supply is considered a critical success factor for our business, we have certified vendors in place.

Dependence on One or a Few Major Customers

With the recent acquisitions and expansion of our product line, we are not dependent on any large customer.

Need for any Governmental Approval of Principal Products or Services

No products presently being manufactured or sold by us are subject to prior governmental approvals.

Effect of Existing or Probable Governmental Regulations on the Business

We are subject to the Sarbanes-Oxley Act of 2002. This Act creates a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence. It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of public companies’ auditors; prohibits certain insider trading during pension bund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

Section 14(a) of the Securities Exchange Act of 1934, as amended, requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the Securities and Exchange Commission regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to stockholders of our Company at a special or annual meeting thereof or pursuant to a written consent will require our Company to provide our stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the Securities and Exchange Commission at least 10 days prior to the date that definitive copies of this information are forwarded to our stockholders.

We are also required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a Current Report on Form 8-K.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

All patents and trademarks relating to acquisitions have been assigned to us. Where appropriate, we seek patent protection for inventions and developments made by our personnel and incorporated into our products or otherwise falling within our fields of interest.

We protect some of our technology as trade secrets and, where appropriate, we use trademarks or register trademarks used in connection with products.

Patents have been issued covering the following products:

JMST chemical detectors – 4 patents issued

Cryomastor ultra low temperature freezers – 1 patent issued

Catalytic Converter Testing Equipment-1 patent issued

PATENT INFORMATION

Patent number	Title	Issue	Filing	Expiration
6,804,976	High reliability multi-tube thermal exchange structure	Oct 19, 2004	Dec 12, 2003	Dec 12, 2023
6, 530, 286	Method and apparatus for measuring fluid flow	Mar 11, 2003	May 9, 2000	May 9, 2020

5, 969, 812	Spectrophotometer apparatus with dual concentric beams and fiber optic beam splitter	Oct 19, 1999	Oct 18, 1995	Oct, 18, 2015
5, 699, 156	Spectrophotometer apparatus with dual light sources and optical paths, fiber optic pick-up and sample cell therefore	Dec 16, 1997	Nov 23, 1994	Dec 16, 2014
5, 694, 215	Optical array and processing electronics and method therefore for use in spectroscopy	Dec 2, 1997	Mar 4, 1996	Mar 4, 2016
7,283,224	Face lighting for edge location in catalytic converter inspection	October 16, 2007	September 30, 2004	September 30, 2024

Royalty agreements were executed with JMST, Cryomastor, All Temp and Image Labs as a condition of th e companies’ acquisitions. Under the terms of the royalty agreements:

JMST – David Carver will receive a royalty payment on gross revenues related to revenues derived from the Carver Patents or Carver Technology.  Such payments are due on revenue in excess of $500,000 derived from products under the Carver Patents or Carver Technology.  The royalty payment is 2.5% on the revenue in excess of $500,000 and is payable quarterly.  Payments are to be made in Reflect Scientific’s common stock not to exceed 500,000 shares in total. New products developed from the Carver Technology are subject to a royalty of 3% of gross revenues in excess of $100,000, with an additional 2% if gross revenues exceed $600,000. Royalties will also be paid in our common stock annually.  Common stock will be valued at $3.00 per share for these purposes.  Royalty payments are only due for years where there are valid Carver Patents.

Cryometrix – The prior shareholders of Cryometrix receive a 2.5% royalty on all sales, licensing or other distributions on revenue derived from products and technology received from Cryometrix.  The royalty payment is not due or payable unless and until the revenue derived from such products and technology exceeds $3,000,000.  The payment is payable in shares of Reflect Scientific’s common stock not to exceed 2,000,000 shares in aggregate. Common stock will be valued at $1.80 or market value at time of accrual which ever is greater, for these purposes.   Payments are due quarterly.

All Temp – The shareholders of All Temp will receive a pro-rata running royalty totaling 5% of the gross annual revenues earned from the All Temp’s business unit.  This revenue covers all revenues received by the All Temp subsidiary or any other business unit of Reflect Scientific which revenue is derived from products or services derived from All Temp as part of its acquisition.  The royalty is payable as long as Reflect Scientific owns and operates the All Temp business provided that the royalty is not payable if the All Temp business does not have earnings of at least 10% measured by earnings before interest and taxes.  The royalty is payable quarterly within 45 days following the close of each quarter. If within three years of the closing of the acquisition of All Temp, Reflect Scientific sells or transfers All Temp, its products or services, All Temp shareholders shall receive a cash payment of six hundred thousand dollars less any accumulated royalties payable.

Image Labs – The shareholders of Image Labs will receive a 2.5% running earnout on the gross revenues derived from products associated with Image Labs including value added re-sales and custom engineering business segments.  This segment specifically excludes anything received from our Catpro product lines. The royalty is payable quarterly so long as Reflect Scientific owns the Image Labs’ product line and services and as long as the business segment achieves an earnings before interest and taxes of 10% in the quarter the royalty payments are due.  The royalty last for the life of the Image Labs’ shareholders.

Research and Development Costs During the Last Two Fiscal Years

During the year ended December 31, 2008, we expended $297,402 for research and development.  During the year ended December 31, 2007, we expended $198,396 for research and development.  The majority of the research and development on our products was completed by the companies we purchased prior to our purchase of the companies.  We expect research and development cost to increase in the future with our ownership of the new companies and product line.

Employees

As of the date of this prospectus, we have approximately 30 employees on a full-time basis and 2 part time employees. None of our employees are represented under a collective bargaining agreement. We believe our relations with our employees to be good.

Reports to Security Holders

You may read and copy any materials that we file with the Securities and Exchange Commission at the Securities and Exchange Commissions’ Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also find all of the reports that we have filed electronically with the Securities and Exchange Commission at their Internet site www.sec.gov.

Description of Property

Reflect Scientific operates out of three facilities.

Orem, Utah -   This facility is a manufacturing and office facility with 6,000 square feet of space; we lease this facility at $3,563 per month, with the lease term expiring on November 30, 2011.

San Jose, California - This facility is a manufacturing, office and showroom facility with 10,944 square feet of space; we lease this facility at $9,489 per month, with the lease term expiring on December 31, 2009.

Bozeman, Montana - This facility is a manufacturing and office facility with 9,140 square feet of space; we lease this facility at $7,617 per month, with the lease term expiring on June 30, 2010.

Selling Security Holders

On June 29, 2007, Reflect Scientific and the Selling Shareholders executed a securities purchase agreement which involved the sale of 12% Senior Convertible Debentures (the “Debentures”) and 3,846,154 warrants (“Warrants”) consisting of 1,923,077 class A and 1,923,077 class B warrants (the “Series A” and “Series B” Warrants, respectively).  If all Debentures are converted, including interest thereon, and all Warrants are exercised a total of 8,500,000 shares of our common stock would be issued.  The closing for this transaction occurred on June 29, 2007. This prospectus, and the registration statement of which it is a part, cover the resales of the shares to be issued to the Selling Shareholders, in connection with shares of common stock issued on exercise of the Warrants.

The following tables provides information about the actual and potential ownership of shares of our common stock by the Selling Shareholders in connection with the exercise of the Series A and B Warrants, and the number of our shares registered for sale in this prospectus.  We are contractually obligated to register for resale amounts equal to 100% of the shares issued upon conversion of the Debentures and exercise of the shares issuable upon exercise of the Series A and B Warrants.  We previously filed a registration statement covering the shares issuable on conversion of the Debentures.  Additionally, shares issuable on exercise of the Debentures would now be available for resale under Rule 144 of the Securities Act.  This prospectus and the registration statement of which it is a part covers the resale of up to 3,846,154  shares of our common stock issued or issuable to the Selling Shareholders in connection with exercise of the Series A and B Warrants.

Under the terms and conditions of the Debentures and the Series A and B Warrants, each Selling Shareholder is prohibited from converting the Debentures or exercising the Series A and B Warrants that would cause such Selling Shareholder to beneficially own more than 4.99% of the then-outstanding shares of our common stock following such issuance.  This restriction does not prevent any Selling Shareholder from receiving and selling shares and thereafter receiving additional shares.  In this way, a Selling Shareholder could sell more than 4.99% of our outstanding common stock in a relatively short time frame while never beneficially owning more than 4.99% of the outstanding Reflect Scientific common stock at any one time.  For purposes of calculating the number of shares of common stock issuable to the Selling Shareholders assuming the conversion of the Debentures and the exercise of the full amount of the Series A and B Warrants, as set forth below, the effect of such 4.99% limitation has been disregarded.  The number of shares issuable to a Selling Shareholder as described in the table below therefore may exceed the actual number of shares such Selling Shareholder may be entitled to beneficially own under the terms and conditions of the Debenture and Series A and B Warrants.  The following information is not determinative of any Selling Shareholder’s beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.  The selling security holders are:

Shareholders	Number of Shares Beneficially Owned	Percentage of Outstanding Shares (1)	Number of Shares Being Registered	Registered Shares as a Percentage of Outstanding Shares
Dynamic Decisions Strategic Opportunities(2) 25 Cabot Square London, E14, 4QA	769,230	2.2%	769,230	2.2%
Chestnut Ridge Partners, LP(3) 50 Tice Blvd Woodcliffe Lake, NJ 07677	384,616	1.1%	384,616	1.1%

Enable Growth Partners, LP(4) One Ferry Building, Suite 255 San Francisco, CA 94111	2,153,846	5.8%	2,153,846	5.8%
Enable Opportunity Partners, LP(5) One Ferry Building, Suite 255 San Francisco, CA 94111	403,846	1.2%	403,846	1.2%
Pierce Diversified Strategy Master Fund, LLC ENA(6) One Ferry Building, Suite 255 San Francisco, CA 94111	134,616	*	134,616	*
Total	3,846,154 ========	9.91% ======	3,846,154 ========	9.91% ======

______________________

* Less than 1%

(1)

As noted above, the Selling Shareholders are prohibited by the terms of the Debentures and Series A and B Warrants from converting amounts of the Debentures or exercising the Series A Warrants that would cause it to beneficially own more than 4.99% of the then outstanding shares of our common stock.  The percentages set forth are not determinative of any Selling Shareholder’s beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.  Inasmuch as the total allowable amount of stock at the 4.99% level is based on the “then outstanding share” count, these numbers are computed as the minimum amount that would be available to be converted in the event that the only additional issued (then outstanding) shares were the shares issued to the individual Selling Shareholder.  The number of shares actually issuable will be subject to the then number of Selling Shareholders that convert the Debentures and exercise the Warrants.  All percentages assume 34,961,734 issued and outstanding shares of common stock at July 1, 2009.  Percentages assume the conversion only of the individual shareholders ownership position to the issued and outstanding amount.

(2)

Dynamic Decisions Strategic Opportunities investment making authority and dispositive power over the shares is vested in Alberto Micalizzi, the chairman of the fund.

(3)

Chestnut Ridge Partners, LP investment making authority and dispositive power over the shares is vested in Kenneth Pasternak, managing member of the general partner of the fund.

(4)

Enable Growth Partners, LP investment making authority and dispositive power over the shares is vested in Mitch Levine, managing partner of the fund.

(5)

Enable Opportunity Partners, LP investment making authority and dispositive power over the shares is vested in Mitch Levine, managing partner of the fund.

(6)

Pierce Diversified Strategy Master Fund, LLC ENA investment making authority and dispositive power over the shares is in Mitch Levine, managing partner of the fund.

All selling shareholders purchased in a private placement completed in June 2007.  The private placement consisted of Debentures along with Series A and Series B Warrants.  Set forth below is the amounts purchased along with the warrant allocation to each selling shareholder:

Shareholders	Debentures Purchased	Series A Warrants	Series B Warrants	Interest Shares
Dynamic Decisions Growth Premium	$500,000	-	-	138,462
Dynamic Decisions Strategic Opportunities(1)	-	384,615	384,615	-
Chestnut Ridge Partners, LP	$250,000	192,308	192,308	69,231
Enable Growth Partners, LP	$1,400,000	1,076,923	1,076,923	387,692
Enable Opportunity Partners, LP	$262,500	201,923	201,923	72,692
Pierce Diversified Strategy Master Fund, LLC ENA	$87,500	67,308	67,308	24,231
Total	$2,500,000	1,923,077	1,923,077	692,308

_________________

(1) Dynamic Decisions Strategic Opportunities received its warrant shares from Dynamic Decisions Growth Premium.

Interest shares have been calculated based on two years of interest payments paid in shares of common stock.  For purposes of calculating the interest to be paid in shares of common stock we have assumed the conversion price of the Debentures of $0.65 as the dollar amount assigned to each share of common stock issued on the payment of interest.  The first two quarter’s interest payments were paid in cash and have been deducted from the interest calculations.  Subsequent payments were paid in a combination of cash and common stock and have not been deducted from the interest calculation. Interest is calculated based on 12% per year.  We have assumed for all calculations that the entire amount of the Debentures remained outstanding until the maturity date of June 29, 2009. We have assumed an interest payment with shares of our common stock would be made at the conversion price of $0.65 per resulting in a total possible shares of 692,308.  As noted above, actual payments were made with a combination of cash and common stock

The selling security holders have never in the past nor currently held a position or office with Reflect Scientific. The selling security holders have not had any material relationship with Reflect Scientific during the last three (3) years.

Information on Selling Shareholders’ Investment

Based on the price of our common stock on the date of the sale of the Debentures, the shares issuable on conversion of the Debentures would have had a market value of:

	Number of Shares	Market price Per Share on June 29, 2007	Total Dollar of Shares on June 29, 2007 (Assuming Market Price)
Shares Registered for Conversion of Note	3,846,154	$1.70	$6,538,462
Shares Registered for Payment of Interest on Notes	807,692	$1.70	$1,373,076
Total Shares	4,653,846	$1.70	$7,911,538

Based on the purchase of the Debentures and the cost associated with such sale, we received net proceeds on the Debenture sale of:

	Payments Made or to Be Made	Proceeds to Company
Gross Proceeds		$2,500,000
Placement Agent Fees	$250,000
Interest paid during first year(1)	300,000(1)
Professional Fees (Attorney)	27,787
Total Fees First Year	$577,787	577,787
Net Proceeds to Company After One Year		$1,922,213
Interest for Second Year	$300,000	$300,000
Net Proceeds to company After Two Years		$1,622,213

_________________________

(1) We paid the first two quarters interest payments with cash.  Subsequent payments were made in a combination of common stock and cash.

If our stock price remained at the levels when the shares were sold, we estimate the Selling Shareholders would have received proceeds from the conversion of the Debentures and interest of:

	Principal and Interest Amount	Conversion Price Per share(1)	Number of Shares upon Conversion	Market Price Per share on June 29, 2007	Market Value of Shares on June 29, 2007	Total Possible Discount to Market
Shares Issuable for Conversion of Notes	$2,500,000	$0.65	3,846,154	$1.70	$6,538,462	$4,038,462

Shares Issuable for Payment of Interest on Notes	$450,000	$0.65	692,308	$1.70	$1,176,923	$ 726,922
Total Shares			4,538,462	$1.70	$7,715,385	$4,765,384

_______________________

(1) We have assumed a conversion price of $0.65 as set forth in the Debentures.  The conversion price would be reduced if we sold equity securities at less than $0.65 per share.  At this time we would not expect to sell shares at below this price.  The interest conversion is based on the $0.65 or, if lower 85% of our average trading price.

The following chart shows the Selling Shareholders Warrant position based on the exercise price of the Warrants and the market price of our common stock on the date of the placement of the Warrants on June 29, 2007:

	Total Number of Shares on Full Exercise	Market Price Per share on June 29, 2007	Exercise Price of Warrants	Profit Per Share	Total Combined Market Price	Total Combined Exercise Price	Total Possible Discount to Market
Shares Issuable on Exercise of Series A Warrants	1,923,077	$1.70	$0.80	$0.90	$3,269,230	$1,538,461	$1,730,769
Shares Issuable on Exercise of Series B Warrants	1,923,077	$1.70	$1.00	$0.70	$3,269,240	$1,923,077	$1,346,153
Total Shares	3,846,154						$3,076,923

Based on the price of our common stock on June 29, 2007, and the net proceeds received by Reflect Scientific, we estimate Selling Shareholders received:

Gross Proceeds			$ 2,500,000
Fees and Cost of Placement:
Placement Agent Fees	$ 250,000
Professional Fees (attorney)	27,787
Interest over Term of Debentures (1)	600,000
Total Out of Pocket Cost of Placement		$ 877,787
Discount to Market on Shares Receivable on Note Conversion and Warrant Exercise		$ 7,842,307
Out of Pocket Cost of Placement including Discount to Market			$ 8,720,094
Cost as a Percentage of Offering			348.80%
Cost as a Percentage of Offering over the term of Debenture			174.40%

(1) Upon issuance of the Debentures, interest accrued and was due and payable quarterly at the rate of 12% per annum.  The Debentures matured on June 29, 2009. The Company failed to repay the principal on the maturity date and the Debentures are currently in default. The Company is in negotiations with the debenture holders.

Plan of Distribution

The selling security holder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices .   The Selling Shareholder may use any of the following methods when selling shares:

(1)     Ordinary brokerage transaction and transactions in which the broker-dealer solicits purchasers;

(2)     Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(3)     Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(4)     An exchange distribution in accordance with the rules of the applicable exchange;

(5)     Privately negotiated transactions;

(6)     Settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

(7)     Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

(8)     Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

(9)     A combination of any such methods of sale; or

(10)   Any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

The selling security holder may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders .

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Proceedings

We are not currently a party to any legal proceedings that we believe will have a material adverse effect on our financial condition or results of operations.

Directors, Executive Officers, Promoters and Control Persons

The following table identifies all directors and executive officers:

Name	Age	Position	Date of Election or Designation
Kim Boyce	54	President and Director	December 2003
Tom Tait	52	Vice President & Director	December 2003
Kevin Cooksy	46	Secretary/Treasurer	January 2005
Craig D. Morrison	65	Director	January 2005
David Strate	46	CFO	October 2007

The term of office of each director is one year and until his or her successor is elected at the annual shareholders’ meeting and is qualified, subject to removal by the shareholders.  The term of office for each officer is for one year and until a successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.

Biographical information

Set forth below is certain biographical information with respect to our existing officer and director.

Kim Boyce – CEO, Director

Mr. Boyce, 54, is the founder of Reflect Scientific and serves as President, Chief Executive Officer and Chairman of our Board of Directors.  Mr. Boyce founded Reflect Scientific in 1993. Mr. Boyce has over thirty years of experience in manufacturing, sales, distribution and management of scientific products related to companies in the chemical analysis, semiconductor fabrication and optics industries. His responsibilities have included serving as a Western Regional Sales Manager, OEM Special Accounts Manager, Plant Operations Manager and various other senior management positions within these industries.

Thomas Tait – Vice President, Director

Mr. Tait, 52, serves as Vice President. Mr. Tait brings experience with accelerated product development, “lean”

process management tools, strategic market analysis and acquisition integration.  Mr. Tait joined us from Danaher Company where he was a Business Manager over a $120 million in sales product line.  Mr. Tait was with Danaher from 2002 to 2004, prior to joining Reflect Scientific in 2005. From 1998 to 2002, Mr. Tait was the General Manager HyperQuan, Inc., in Colorado Springs, Colorado. HyperQuan is a technology startup focused on analytical instrumentation. Prior assignments have included Product Manager J&W Scientific and Project Manager Varian Inc. He also co-founded ChiraTech Inc, a high technology Company that was sold to Thermo Electron Corporation. Mr. Tait holds an MBA in Technology Management from the University of Phoenix and a BS in Chemistry from Clarkson University. He also holds patents in Optics and MEMS technologies.

Kevin Cooksy – Secretary / Treasurer

Mr. Cooksy, 46, serves as the company’s secretary and treasurer with general responsibility for financial, legal and administrative matters. Over the last twenty years, Mr. Cooksy has served in corporate legal, corporate development and finance capacities with public and private emerging technology organizations in the commercial, academic and government sectors.  Mr. Cooksy has been with Agilent Technologies since 2005 in their Corporate Development group. Previously, Mr. Cooksy was a principal at Gerent LLC, a private consulting firm since 2001. He is an Honors Research Program graduate in Analytical Chemistry from Northern Illinois University and received his MBA (Finance) from The Lake Forest College Graduate School of Management (magna cum laude) and a Juris Doctor degree from the McGeorge School of Law, University of the Pacific.

Craig Morrison, MD- Board Member

Dr. Morrison, 65, serves on the Board of Directors. Dr. Morrison is a surgeon practicing in the State of Utah at the Brigham Young Student Health Center.  Dr. Morrison has been a practicing surgeon since 1978 at the following hospitals: Utah Valley Regional Medical Center, Orem Community Hospital, Colombia Mountain View Hospital and Central Valley Hospital. He has been an attending and consulting staff general surgeon since 1978. Dr. Morrison received his Doctor of Medicine Degree from the University of Oregon Medical School in 1970, followed by a pediatric internship and surgical residency at the University of Southern California-Los Angeles County Hospital and the Huntington Memorial Hospital in 1975.  He has provided his medical expertise and is one of the pioneering shareholders in the finance and development of Sanguine Corporation traded on the OCBB.  Sanguine Corporation is a company focused on developing synthetic alternatives to blood. Dr. Morrison will support the activities of the Board lending his knowledge of startup operations gained through his long experience and development of Sanguine.  Dr. Morrison is still a director at Sanguine Corporation.

David Strate

Chief Financial Officer

Mr. Strate, age 46, has been working as a CPA in public practice for over 14 years with an emphasis on public company auditing and review.  Mr. Strate was previously employed by HJ & Associates, LLC in Salt Lake City, Utah.  HJ & Associates, LLC is a certified public accounting firm.  Mr. Strate was employed by HJ & Associates, LLC from August 2000 to September 2007.  Prior to joining HJ & Associates, LLC, Mr. Strate was employed by Radiators, Inc., a regional wholesaler, as its corporate controller.  Mr. Strate received his BA degree in accounting from the University of Utah.  Mr. Strate does not have an employment contract.

Family Relationships

There are no family relationships between our officers and directors.

Involvement in Certain Legal Proceedings

None of the aforementioned directors or executive officers have, during the last five (5) years, filed for bankruptcy, was convicted in a criminal proceeding or was the subject of any order, judgment, or decree permanently, temporarily, or otherwise limiting activities (1) in connection with the sale or purchase of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (2) engaging in any type of business practice, or (3) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 1, 2009, the names, addresses and number of shares of common stock beneficially owned by all persons known to the management of Reflect Scientific to be beneficial owners of more than 5% of the outstanding shares of common stock, and the names and number of shares beneficially owned by all directors of Reflect Scientific and all executive officers and directors of Reflect Scientific as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

All percentages are calculated based upon a total number of 34,961,734 shares of common stock outstanding as of July 1, 2009, plus, in the case of the individual or entity for which the calculation is made, that number of options or warrants owned by such individual or entity that are currently exercisable or exercisable within 60 days.

		Amount and Nature of	Percentage of Outstanding
Title of Class	Name and Address of Beneficial Owner	Beneficial Owner	Common stock

	Principal Shareholders
Common Stock	Kim Boyce(1) 1270 South 1380 West Orem, Utah 84058	21,718,250	54.6%
Common Stock	Dain Family Revocable Trust 4057 Cienega Road Hollister, California 95023	2,530,000	7.2%
Common Stock	Nicholas J. Henneman P.O. Box 1175 5885 Diablo Hills Road Tres Pinos, California 95075-1175	2,470,000	6.2%
	Officers and Directors
Common Stock	Kim Boyce	21,718,250	54.6%
Common Stock	Tom Tait(2)	361,000	1.0%
Common Stock	Kevin Cooksy	40,000	*
Common Stock	Craig D. Morrison, M.D.	210,000	*
	All directors and executive officers of the Company as a group (Four individuals)	22,329,250 ========	55.9% ======

* Less than 1%.

(1)  Includes 4,800,000 shares issuable upon exercise of stock options with an exercise price of $1.32 per share.  The options are exercisable at any time within five years from their date of issuance in December 2007.

(2)  Includes 200,000 shares issuable upon exercise of stock options with an exercise price of $1.20 per share.  The options are exercisable at any time within five years from their date of issuance in December 2007.

Description of Securities

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of July 1, 2009, there were 34,961,734 shares of common stock outstanding and no shares of preferred stock outstanding.   The following description is a summary of our securities and contains the material terms of our securities.  Additional information can be found in our articles of incorporation, bylaws and other documents discussed below.

We are offering an aggregate of 3,846,154 shares of common stock issuable on exercise of Series A and B Warrants.

 Series A Warrants entitles the holder to purchase a total of 1,923,077 shares of common stock at an exercise price of $0.80 and Series B Warrants entitles the holder to purchase a total of 1,923,077 shares of common stock at an exercise price of $1.00 per share.

Common stock

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which, the holders of common stock are entitled to vote. Subject to the rights of the holders of any preferred stock we may designate or issue in the future, or as may otherwise be required by law or our articles of incorporation, our common stock is our only common stock entitled to vote in the election of directors and on all other matters presented to our stockholders. The common stock does not have cumulative voting rights or preemptive rights. Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid, or set apart for payment, the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series.

We had previously authorized and issued a Series A Preferred Stock.  All shares issued under the series A preferred stock were subsequently converted into shares of common stock and there are no shares of preferred stock outstanding.

12% Senior Convertible Debenture

On June 29, 2007, we issued $2,500,000 in 12% Senior Convertible Debentures (“Debentures”).  The purchasers of the Debentures were the Selling Security holders listed in this prospectus.

The debentures have a maturity date of June 29, 2009, and, upon issuance, accrued interest at a rate of 12% per annum. Payment of principal under the debentures was due on the maturity date and interest was due on a quarterly basis. The principal amount of the debentures is convertible into common stock of the Company. Upon issuance, interest was payable at the option of the Company to the Investors either in cash or in registered common stock at a fifteen percent (15%) discount to the market price.  At the closing, the Company prepaid the first two quarterly interest payments out of proceeds of the offering from escrow.  The conversion price of the debentures is $0.65 per share yielding an aggregate total of possible shares to be issued as a result of conversion as of the closing of 3,846,154 shares. The principal amount of the debentures could not be prepaid without the consent of the holders. The Company failed to repay the outstanding principal amount of $2,300,000 on the debentures on the maturity date due to a lack of available funds, and the debentures are currently in default. The Company is currently in negotiations with the debenture holders. The exercise price of the Class A Warrants is $0.80 per share; and the exercise price of the Class B Warrants is $1.00 per share.

Holders of Debentures may only convert that amount of the Debenture that will not make them more than a 4.99% holder of our common stock subject to a one time waiver, at the option of the holder, on not less than 61 days notice, that they would like to increase their ownership percentage of our common stock to 9.9%.  The conversion price will be reduced if we issue shares of common stock or securities convertible or exercisable into shares of our common stock at a price less than the conversion price of $0.65.  While the Debentures are outstanding, we cannot pay a cash dividend on our stock.

The Debentures have anti-dilution protections, and Reflect Scientific has agreed to certain registration rights for the resale of the shares of common stock underlying the Debentures and Warrants, pursuant to a registration rights agreement entered into simultaneously with the transaction (the “Registration Rights Agreement”).

Warrants

Reflect Scientific has 3,846,154 warrants outstanding representing 1,923,077 Series A Warrants and 1,923,077 Series B Warrants.  The warrants contain the same terms except the Series A Warrants have an exercise price of $0.80 per share of common stock and the Series B Warrants have an exercise price of $1.00 per share of common stock.   The warrants are exercisable at any time within five years from the issuance date of June 29, 2007.  The warrants have a cashless exercise feature allowing the holder to exchange warrants for shares with each warrant assigned a value of the difference between the exercise price and the current trading price.  The warrants “cashless” feature is contingent upon the expiration of one year from issuance and that there then be no effective registration statement covering the underlying shares.  No warrant holder may exercise warrants which would increase the holders share position of Reflect Scientific to more than 4.99% unless upon sixty one days notice the holder has requested such provision be removed in which case the holder may own up to 9.9% of Reflect Scientific’s common stock.  The exercise price will be reduced if Reflect Scientific issues shares of its common stock or rights to purchase shares of its common stock at a price less than the current exercise price.  In such a case, the exercise price is reduced to the price Reflect Scientific issued its shares or rights to purchase its shares for to other parties.

The warrants have anti-dilution protections, and Reflect Scientific has agreed to certain registration rights for the resale of the shares of common stock underlying the Warrants, pursuant to a registration rights agreement.

Registration Rights Agreement

In connection with the Securities Purchase Agreement dated June 29, 2007, we entered into a Registration Rights Agreement, pursuant to which we agreed to file a registration statement covering the resale of the shares of our common stock issuable upon the conversion and exercise of the Debentures and Warrants issued under the securities purchase agreement no later than August 29, 2007, and to use our reasonable commercial efforts to cause such registration statement to be declared effective no later than 180 days after such date. We must use our reasonable commercial efforts to keep the registration statements continuously effective under the Securities Act until such time as all of the securities, which are subject of such registration statement have been sold or can be sold without volume limitations under Rule 144. Reflect Scientific may suspend the effectiveness for not more than sixty (60) consecutive trading days during each year.

All shares issuable upon conversion of the debentures or as interest on the debentures currently meet the requirements for resale under Rule 144.  This prospectus includes the shares of common stock issuable upon exercise of the Warrants.  If we do not have an effective registration statement one year from the date the Warrants were issued (June 29, 2007), the Warrants have a cashless exercise feature.

Legal Matters

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

Experts

This prospectus and registration statement contains consolidated financial statements for the date and years ended December 31, 2008 and 2007, which have been audited by Mantyla McReynolds, LLC, independent registered accounting firm, as set forth in their report accompanying the consolidated financial statements and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our officers and directors may be indemnified as provided by the Utah Revised Business Corporation Act (the “URBCA”) and our bylaws. Under the URBCA, director immunity from liability to a company or its shareholders for monetary liabilities is permitted if contained in the company’s articles of incorporation or bylaws. Excepted from that indemnification are:

(1)	an intentional infliction of harm on Reflect Scientific or its shareholders;

(2)

An intentional violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	An unlawful distribution.

Our bylaws provide that we may indemnify our officers and directors and may advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of Reflect Scientific pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for the indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by the director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudications of such issue.

Reflect Scientific has agreed to indemnify, defend and hold the selling security holder harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of the stock purchase agreement or failure to perform with respect to any of its representations, warranties, or covenants contained therein.    In no event shall Reflect Scientific or the selling security holder be entitled to recover consequential or punitive damages resulting from a breach or violation of the stock purchase agreement nor shall any party have liability in the event of gross negligence or willful misconduct or the indemnified party.

At this time, there are no current or pending lawsuits which would require indemnification.

Transactions with Related Persons, Promoters and Certain Control Persons

We believe that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.

There were no material transactions, or series of similar transactions, during our Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which our Company or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to us to own of record or beneficially more than five percent of any class of our common stock, or any member of the immediate family of any of the foregoing persons, had an interest.

There were no material transactions, or series of similar transactions, during our Company’s last five fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded $120,000 and in which any promoter or founder of ours or any member of the immediate family of any of the foregoing persons, had an interest.

Market for Common Equity and Related Stockholder Matters

Since July 6, 2005, our common stock has been listed under the symbol “RSCF” on the OTCBB.  Prior to July 6, 2005, our stock traded under the symbol “COLH” since its initial listing on May 24, 2001.  The following table represents the high and low per share bid information for our common stock for the periods indicated. Such high and low bid information reflects inter-dealer quotes, without retail mark-up, mark down or commissions and may not represent actual transactions .

	2009		2008		2007
	High	Low	High	Low	High	Low

Quarter ended March 31	$ 0.28	$0.10	$1.30	$0.70	$1.15	$0.92
Quarter ended June 30	$ 0.25	$0.15	$0.95	$0.70	$1.75	$0.99
Quarter ended September 30	$0.245	$0.15	$0.77	$0.44	$1.88	$1.12
Quarter ended December 31			$0.40	$0.20	$1.95	$1.20

* As of July 13, 2009.

As of July 1, 2009 there were 34,961,734 shares of our common stock outstanding.

Possible Sale of Common Stock Pursuant to Rule 144

Reflect Scientific has previously issued shares of common stock that constitute restricted securities as that term is defined in Rule 144 adopted under the Securities Act.  Subject to certain restrictions, such securities may generally be sold in limited amounts under the current rules six months after their acquisition.  In 2006, Reflect Scientific issued 5,142,175 shares of common stock to shareholders as part of acquisitions and to help raise capital.  Additionally in January 2007, we issued 2,000,000 shares of common stock as part of an acquisition and in February 2007 we issued another 525,000 shares as part of a separate acquisition.  The shares issued in 2006 and 2007 are available for resale under Rule 144.

Shareholders

As of July 1, 2009, Reflect Scientific had 134 shareholders of record this number does not include an indeterminate number of stockholders whose shares may be held by brokers in street name.

Control by Existing Shareholders

Currently, current management has over 50% control of the issued and outstanding shares of our common stock. Unless the Debentures are converted and Warrants exercised, current management will continue to have control over matters brought to a vote of shareholders.  As a result, the person currently in control of Reflect Scientific will most likely continue to be in a position to elect at least a majority of the Board of Directors of Reflect Scientific, to dissolve, merge or sell the assets of Reflect Scientific, and generally, to direct the affairs of Reflect Scientific.

Dividends

We have not declared any cash dividends with respect to our common stock, and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Transfer Agent

Reflect Scientific’s transfer agent is Interwest Stock Transfer Company, 1981 Murray-Holliday Road, Salt Lake City, Utah 84117, Telephone (801) 272-9294.

Executive Compensation

The following table sets forth the aggregate compensation paid by us for services rendered during the periods indicated:

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation ($) (h)	All Other Compensation ($) (i)	Total Earnings ($) (j)
Kim Boyce President & Director	12/31/08 12/31/07 12/31/06	$105,000 $105,000 $105,000	0 0 0	0 0 0	0 3,214,456 0	0 0 0	0 0 0	0 0 0	$105,000 $3,319,456 $105,000
Tom Tait VP & Director	12/31/08 12/31/07 12/31/06	$70,000 $63,077 $60,000	0 0 0	0 * *	0 139,101 0	0 0 0	0 0 0	0 0 0	$70,000 $202,178 $60,000
Kevin Cooksy Sec/Treas	12/31/08 12/31/07 12/31/06	0 0 0	0 0 0	0 * *	0 0 0	0 0 0	0 0 0	0 0 0	0 0
Craig D. Morrison, MD Director	12/31/08 12/31/07 12/31/06	0 0 0	0 0 0	0 * *	0 0 0	0 0	0 0	0 0	0 0 0
David Strate, CFO	12/31/08 12/31/07	$85,000 $21,250	0 0	0 0	0 0	0 0	0 0	0 0	0 0

* Effective August 28, 2006, the following persons were issued the following shares of our common stock that were “restricted securities,” for services rendered and all valued at approximately $0.03 per share: Tom Tait, 75,000 shares; Kevin Cooksy, 15,000 shares; Craig D. Morrison, M.D., 10,000 shares.

* Effective May 6, 2005, the following persons were issued the following shares of our common stock that were “restricted securities,” for services rendered and all valued at approximately $0.03 per share: Tom Tait, 50,000 shares; Kevin Cooksy, 25,000 shares; Craig D. Morrison, M.D., 100,000 shares; and Pamela Boyce, 50,000 shares.

David Strate was hired in October, 2007.  His annual salary is currently set at $85,000.

Outstanding Equity Awards At Fiscal Year-End

Option Awards________________						Stock Awards________
Name	Number of securities underlying unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kim Boyce	4,8000,000	4,800,000	None	$1.32	December 31, 2012	None	None	None	None

Tom Tait	200,000	200,000	None	$1.20	December 31, 2012	None	None	None	None

The fair market value of the options issued above is $3,353,557.  This value was calculated using the Black Scholes pricing model for Options and Warrants.

Compensation of Directors

No director of the Company received any compensation for services as director during the year ended December 31, 2008.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Reflect Scientific does not have employment contracts with any of its executive officers. No compensatory plan or arrangements exist between Reflect Scientific and our executive officers that results or will result from the resignation, retirement or any other termination of such executive officer’s employment with Reflect Scientific or from a change-in-control of the Company.

Board of Directors Interlocks and Insider Participation in Compensation Decisions

No such interlocks existed or such decisions were made during fiscal year 2008.

REFLECT SCIENTIFIC, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2009

REFLECT SCIENTIFIC, INC.

Condensed Consolidated Balance Sheets

ASSETS

	March 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
CURRENT ASSETS

Cash	$240,370	$447,037
Accounts receivable	994,659	1,005,864
Other receivables	28,871	28,818
Inventories	768,871	765,589
Cost and estimated earnings in excess of contract billings on uncompleted contracts	570,360	692,905
Prepaid assets	155,657	175,980

Total Current Assets	2,758,788	3,116,193

FIXED ASSETS, NET	559,544	589,298

OTHER ASSETS

Intangible assets, net	5,371,582	5,472,851
Long term prepaid asset	-	27,223
Deposits	29,944	29,944

Total Other Assets	5,401,526	5,530,018

TOTAL ASSETS	$8,719,858	$9,235,509

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Condensed Consolidated Balance Sheets (Continued)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
CURRENT LIABILITIES

Accounts payable	$562,193	$584,638
Short term loan	160,266	141,366
Convertible debenture (net of discount)	2,044,875	1,752,750
Royalty payable	73,550	73,550
Interest payable	70,110	70,110
Capital leases – short-term portion	19,757	20,641
Accrued expenses	125,588	44,698
Contract billings in excess of cost and estimated earnings on uncompleted contracts	193,892	164,761
Income taxes payable	-	400

Total Current Liabilities	3,250,231	2,852,914

LONG-TERM LIABILITIES

Capital leases – long-term portion	14,238	19,506

Total Long-Term Liabilities	14,238	19,506

Total Liabilities	3,264,469	2,872,420

SHAREHOLDERS’ EQUITY

Preferred stock, $0.01 par value, authorized 5,000,000 shares; No shares issued and Outstanding	-	-
Common stock, $0.01 par value, authorized 50,000,000 shares; 34,582,655 and 34,502,610 shares issued and outstanding respectively	345,826	345,026
Additional paid in capital	16,811,821	16,792,610
Accumulated deficit	(11,702,258)	(10,774,547)

Total Shareholders’ Equity	5,455,389	6,363,089

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,719,858	9,235,509

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2009	2008

REVENUES	$1,508,246	$1,970,279

COST OF GOODS SOLD	877,292	944,025

GROSS PROFIT	630,954	1,026,254

OPERATING EXPENSES
Salaries and wages	617,848	617,261
Rent expense	79,905	65,806
General and administrative expense	492,260	474,855

Total Operating Expenses	1,190,013	1,157,922

OPERATING LOSS	(559,059)	(131,668)

OTHER INCOME (EXPENSE)

Interest income	253	6,583
Interest expense	(368,905)	(382,542)

Total Other Expenses	(368,652)	(375,959)

NET LOSS BEFORE INCOME TAXES	(927,711)	(507,627)

Income tax benefit (expense)	-	-

NET LOSS	$(927,711)	$(507,627)

BASIC AND DILUTED INCOME(LOSS) PER SHARE	$(0.03)	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	34,578,208	34,963,927

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

For the

Three Months Ended

March 31,

	2009	2008

Net loss	$(927,711)	$(507,627)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation	29,754	14,015
Amortization	393,394	410,634
Common stock issued for services/interest	2,401	-
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	11,206	44,086
(Increase)/decrease in inventory	(3,282)	(466,820)
(Increase)/decrease in other receivables	(52)	(601)
(Increase)/decrease in prepaid asset	47,545	40,425
(Increase)/decrease in cost and estimated earnings in excess of contract billings on uncompleted contracts	122,545	-
Increase/(decrease) in contract billings in excess of cost and estimated earnings on uncompleted contracts	29,131	-
Increase/(decrease) in accounts payable and accrued expenses	75,654	388,413

Net Cash Provided by/(Used for) Operating Activities	(219,415)	(77,475)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for fixed assets	-	(8,088)

Net Cash Provided by/(Used for) Investing Activities	-	(8,088)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on capital leases	(6,152)	(10,724)
Change in lines of credit	18,900	(1,509)

Net Cash Provided by/(Used for) Financing Activities	12,748	(12,233)

NET INCREASE (DECREASE) IN CASH	(206,667)	(97,796)

CASH AT BEGINNING OF PERIOD	447,037	1,154,162

CASH AT END OF PERIOD	$240,370	$1,056,366

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Condensed Consolidated Statements of Cash Flows (continued)

(Unaudited)

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash Paid For:

Interest		$56,769	$8,950
Income taxes	$		$-

NON-CASH FINANCING ACTIVITIES:
Common stock issued for debt		$17,610	$-

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC.

Notes to the Condensed Consolidated Financial Statements

March 31, 2009

NOTE 1 -

BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to accounting principles generally accepted in the United States of America. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with rules and regulations of the Securities and Exchange Commission.  The information furnished in the interim condensed consolidated financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements.  Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed consolidated financial statements be read in conjunction with the Company’s most recent audited consolidated financial statements and notes thereto included in its December 31, 2008 financial statements.  Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

NOTE 2 -

ORGANIZATION AND DESCRIPTION OF BUSINESS

Cole, Inc. (the Company) was incorporated under the laws of the State of Utah on November 3, 1999. The Company was organized to engage in any lawful activity for which corporations may be organized under the Utah Revised Business Corporation Act.  On December 30, 2003 the Company changed its name to Reflect Scientific, Inc.

Reflect Scientific, Inc. a California corporation, was incorporated on September 14, 1993, under the laws of California to engage in the manufacture of test kits for use in scientific studies.

On December 30, 2003, pursuant to an Agreement and Plan of Reorganization, the Company completed a reverse merger with the shareholders of Reflect Scientific, Inc. in which it acquired 100% of Reflect Scientific, Inc., a California corporation in exchange for 22,914,949 common shares of the Company.  The terms of the acquisition are detailed in an 8-K filing dated December 31, 2003.  Under the terms of the agreement, the President of Reflect Scientific, Inc. became the President of the Company and was elected to the Board of Directors.  The acquisition was accounted for as a recapitalization of Reflect Scientific, Inc. because the members of Reflect Scientific, Inc. controlled the Company after the acquisition.  Reflect Scientific, Inc. was treated as the acquiring entity for accounting purposes and Cole, Inc. was the surviving entity for legal purposes.  There was no adjustment to the carrying values of the assets or liabilities of Reflect Scientific, Inc. and no goodwill was recorded. The operations for the year ended December 31, 2006 and 2005 are those of Reflect Scientific, Inc.   Effective January 19, 2007 the Company finalized an Agreement and Plan of Merger agreement with All Temp Engineering, Inc.  Effective March 6, 2007, the Company finalized an Agreement and Plan of Merger agreement with Image Labs, International.  The terms of the agreements are detailed in a 10-QSB filing dated March 31, 2007.  The Company entered into these mergers after considering All Temp’s and Image Lab’s business history, financial condition, and intellectual property. The Company has a desire to expand its services and attract and

REFLECT SCIENTIFIC, INC.

Notes to the Condensed Consolidated Financial Statements

March 31, 2008

NOTE 2 -

ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

retain talented technical personnel and believed there were strategic and financial advantages to combining the businesses.

NOTE 3 – CONVERTIBLE DEBENTURES AND WARRANTS

On June 29, 2007, the Company entered into an agreement to sell $2,500,000 in 12% senior convertible debentures with a maturity date of June 29, 2009, with interest due quarterly.   At the closing, the Company prepaid the first quarterly interest payment out of the proceeds of the offering from escrow and placed in escrow the second quarterly interest payment for a total of $150,000.  The agreement allows for the Company to pay the interest in cash or in duly authorized, validly issued, fully paid and non-assessable shares of common stock at the interest conversion rate, or a combination thereof.

The debentures have a conversion price of $0.65.  If the Company, at any time while the debenture is outstanding, pays stock dividends, subdivides outstanding shares, sells or grants any option to purchase or dispose of common stock at an effective price lower than the conversion price, issue rights, options or warrants at a price lower than the conversion price, etc., the Company shall promptly deliver to each Holder a notice setting forth the conversion price after such adjustment and provide a brief statement of facts requiring such adjustment.   In addition, if the volume weighted average price for each of any 20 consecutive trading days exceeds 250% of the conversion price, the Company may, within one trading day deliver a written notice to the holder and force the holder to convert a principal amount of the debenture equal to all or part of the holder’s portion of the forced conversion amount.

The agreement also provides for the issuance of 1,923,077 A warrants and 1,923,077 B warrants.  The warrants are exercisable at a price of $0.80 per share for the A warrant and $1.00 per share for the B warrant and expire June 29, 2012.  The Company valued the warrants using the Black-Scholes option pricing model.  For the purpose of the valuation of the warrants, the Company calculated a volatility of 66.48% on its common stock and used the U. S. Treasury bill rate of 4.94% for its risk free rate.  Then the Company allocated a portion of the proceeds to the warrants, based on the relative fair value basis, in the amount of $1,639,029 which is recognized as a contra liability account and will be amortized as interest expense over the 2 year term of the agreement.  The intrinsic value of beneficial conversion of the debentures was valued at $5,677,491, which exceeds the effective value of the debentures of $860,971.  Therefore, the discount assigned to the beneficial conversion feature is limited to $860,971 and is recognized as a contra liability account and will be amortized as interest expense over the 2 year term of the agreement.

As payment for services provided, the Company also issued 192,308 A warrants and 192,308 B warrants which were valued at $475,925 using the Black-Scholes option pricing model and expensed in the initial period.

REFLECT SCIENTIFIC, INC.

Notes to the Condensed Consolidated Financial Statements

March 31, 2008

NOTE 3 – CONVERTIBLE DEBENTURES AND WARRANTS (continued)

The debentures and warrants have anti-dilution protections, and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the debentures and warrants.

A summary of the status of the Company’s outstanding stock warrants as of March 31, 2009 and changes during the period then ended is presented below:

	2009
	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	4,230,770	$.90
Granted	-	-
Expired/Cancelled	-	-
Exercised	-	-

Outstanding March 31, 2009	4,230,770	$.90

Exercisable	4,230,770	$.90

	Outstanding		Exercisable
Range of Exercise Prices	Number outstanding at March 31, 2008	Weighted Average Remaining Contractual Life	Number Exercisable at March 31, 2008
$0.80	2,115,385	3.25	2,115,385
1.00	2,115,385	3.25	2,115,385

	4,230,770		4,230,770

NOTE 4 – EQUITY TRANSACTIONS

During the three month period ended March 31, 2009, the Company issued 80,045 shares of its common stock for the payment of interest of $17,610 pursuant to the convertible debenture agreement dated June 29, 2007.  The Company valued the shares at $20,011 ($0.25/share) based on the closing quote on the date issued. The additional expense of $2,401 was recorded as interest expense.

NOTE 5 – SUBSEQUENT EVENT

On April 1, 2009 the Company issued 135,462 shares of its common stock for the payment of interest of $17,610 pursuant to the convertible debenture agreement dated June 29, 2007.

NOTE 6 – NEW ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities."  SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  Pursuant to the transition provisions of the Statement, the Company adopted

REFLECT SCIENTIFIC, INC.

Notes to the Condensed Consolidated Financial Statements

March 31, 2008

SFAS No. 161 on January 1, 2009, with no material impact on the Company’s financial statements.

In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-2 delayed the effective date of SFAS No. 157 “Fair Value Measurements” from 2008 to 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of the provisions of SFAS No. 157 related to nonfinancial assets and nonfinancial liabilities on January 1, 2009 did not have a material impact on the Financial Statements.

In March 2009, the FASB released Proposed Staff Position SFAS 157-e, "Determining Whether a Market Is Not Active and a Transaction Is Not Distressed".  This proposal provides additional guidance in determining whether a market for a financial asset is not active and a transaction is not distressed for fair value measurement purposes as defined in SFAS 157, "Fair Value Measurements."  SFAS 157-e is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009.  The Company is evaluating, but does not expect this guidance will have a significant impact on the Company's financial position, cash flows, or disclosures.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008 and 2007

C O N T E N T S

Report of Independent Registered Public Accounting Firm

44

Consolidated Balance Sheets

45

Consolidated Statements of Operations

47

Consolidated Statements of Shareholders’ Equity

48

Consolidated Statements of Cash Flows

49

Notes to the Consolidated Financial Statements

 50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of

Reflect Scientific, Inc. and Subsidiaries

Orem, Utah

We have audited the accompanying consolidated balance sheets of Reflect Scientific, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholder’s equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Reflect Scientific, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

April 15, 2009

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

ASSETS

	December 31, 2008	December 31, 2007

CURRENT ASSETS

Cash	$447,037	$1,154,162
Accounts receivable, net (Note 2)	1,005,864	1,371,770
Other receivables	28,818	28,517
Inventories (Note 4)	765,589	727,970
Cost and estimated earnings in excess of contract billings on uncompleted contracts (Note 2)	692,905	-
Prepaid assets	175,980	168,396

Total Current Assets	3,116,193	3,450,815

FIXED ASSETS, NET (Note 3)	589,298	259,884

OTHER ASSETS

Intangible assets, net (Note 14)	5,472,851	5,849,036
Prepaid assets – long-term	27,223	190,555
Deferred tax asset	-	38,000
Deposits	29,944	29,945

Total Other Assets	5,530,018	6,107,536

TOTAL ASSETS	$9,235,509	$9,818,235

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Consolidated Balance Sheet (Continued)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2008	December 31, 2007

CURRENT LIABILITIES

Accounts payable	$584,638	$432,392
Short-term lines of credit	141,366	147,530
Convertible debenture (net of discount)(Note 11)	1,752,750	-
Royalty payable	73,550	53,565
Contract billings in excess cost and estimated earnings on uncompleted contracts (Note 2)	164,761	82,708
Capital leases – short term portion	20,641	20,016
Interest payable	70,110	-
Accrued expenses	44,698	179,778
Income taxes payable	400	400

Total Current Liabilities	2,852,914	916,389

NON-CURRENT LIABILITIES

Convertible debenture (net of discount Note 12)	-	618,750
Capital leases – long-term portion	19,506	40,147

Total Non-Current Liabilities	19,506	658,897

Total Liabilities	2,872,420	1,575,286

COMMITMENTS AND CONTINGENCIES (Note 5)

SHAREHOLDERS’ EQUITY

Preferred stock, $0.01 per value, authorized 5,000,000 shares; no shares issued and outstanding	-	-
Common stock, $0.01 par value, authorized 50,000,000 shares; 34,502,610 and 34,100,538 shares issued and outstanding respectively	345,026	341,006
Additional paid in capital	16,792,610	16,512,094
Accumulated deficit	(10,774,547)	(8,610,151)

Total Shareholders’ Equity	6,363,089	8,242,949

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,235,509	$9,818,235

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Year Ended December 31,
	2008	2007

REVENUES	$10,126,805	$8,020,266

COST OF GOODS SOLD	5,500,694	4,633,278

GROSS PROFIT	4,626,111	3,386,988

OPERATING EXPENSES

Salaries and wages	1,855,730	1,752,103
Rent expense	277,463	243,871
Stock based compensation	29,943	3,353,557
General and administrative expense	2,998,008	3,447,791

Total Operating Expenses	5,161,144	8,797,322

OPERATING INCOME (LOSS)	(535,033)	(5,410,334)

OTHER INCOME (EXPENSE)

Other income	9,714	17,209
Interest expense	(1,600,177)	(1,405,494)

Total Other Expenses	(1,590,463)	(1,388,285)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(2,125,496)	(6,798,619)

Income tax expense (benefit)	38,900	278,000

NET LOSS	$(2,164,396)	$(7,076,619)

BASIC AND DILUTED INCOME(LOSS) PER SHARE	$(0.06)	$(0.21)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	34,359,453	34,328,678

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholder’s Equity

                                                              Preferred Stock             Common Stock

	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Stock Subscription	Accumulated Deficit
Balances, December 31, 2006 (restated)	-	$ -	30,688,844	$306,889	$6,979,735	$257,251	$(1,533,532)
Common stock issued for subscription	-	-	336,336	3,363	253,889	(257,251)	-
Common stock issued for acquisition of subsidiaries	-	-	2,525,000	25,250	2,604,000	-	-
Common stock used for employment agreement	-	-	500,000	5,000	485,000	-	-
Common stock issued for cash	-	-	168,001	1,680	119,320	-	-
Common stock issued for services	-	-	431,235	4,312	441,214	-	-
Common stock issued for subscriptions	-	-	370,067	3,701	273,849	-	-
Contributed capital	-	-	-	-	51,416	-	-
Beneficial conversion feature of convertible debenture	-	-	-	-	860,971	-	-
Warrants issued in conjunction with convertible debenture	-	-	-	-	2,114,954	-	-
Common stock returned pursuant to agreement	-	-	(1,000,000)	(10,000)	(1,050,000)	-	-
Cashless exercise of warrants	-	-	42,593	426	(426)	-	-
Partial conversion of convertible debenture	-	-	38,462	385	24,615	-	-
Options issued	-	-	-	-	3,353,557	-	-
Net loss for the year ended December 31, 2007	-	-	-	-	-	-	(7,076,619)
Balance, December 31, 2007	-	$ -	34,100,538	$341,006	$16,512,094	$ -	$(8,610,151)

Partial conversion of convertible debenture	-	-	94,615	946	60,554	-	-
Partial conversion of convertible debenture	-	-	20,769	208	13,292	-	-
Common stock issued for payment of interest	-	-	105,230	1,052	72,609	-	-
Partial conversion of convertible debenture			50,000	500	32,000	-	-
Options issued	-	-	-	-	29,943	-	-
Partial conversion of convertible debenture	-	-	46,923	469	30,031
Common stock issued for payment of interest	-	-	5,727	57	4,352	-	-
Shareholder Contribution	-	-	-	-	3,500	-	-
Common stock issued for payment of interest	-	-	78,808	788	30,735
Shareholder Contribution	-	-	-	-	3,500	-	-
Net loss for the year ended December 31, 2008		-	-	-	-	-	(2,164,396)

Balance, December 31, 2008	-	$ -	34,502,610	$345,026	$16,792,610	$ -	$(10,774,547)

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended

December 31,

	2008	2007
Net loss	$(2,164,396)	$(7,076,619)
Adjustments to reconcile net income to net cash
From operating activities:
Depreciation	64,636	46,336
Amortization	1,655,974	1,014,087
Common stock issued for services/interest	109,593	445,526
Warrants issued for services	-	475,925
Bad Debt	2,433	82,344
Options granted	29,943	3,353,557
Changes in operating assets and liabilities:
Increase (decrease) in accounts receivable	363,472	(1,064,523)
Increase in other receivables	(301)	(27,349)
Increase in inventory	(37,619)	(133,930)
Decrease in income tax receivable	38,000	24,780
Decrease in prepaid asset	155,749	144,901
Decrease in deferred tax asset	-	278,000
Increase in cost and estimated earnings in excess of contract billings on uncompleted contracts	(692,905)	-
Decrease in contract billings in excess of cost and estimated earnings on uncompleted contracts	82,055	-
(Increase) decrease in other asset		(16,544)
Increase in royalties payable	19,985	53,565
Increase in accounts payable and accrued expenses	87,276	469,631
Net Cash Used by Operating Activities	(286,105)	(1,930,313)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for fixed assets	(394,050)	(37,739)
Cash paid for intangible assets	(7,790)	(200,000)
Net Cash Used by Investing Activities	(401,840)	(237,739)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in long term line of credit	(6,164)	129,177
Principle payments on capital leases	(20,016)	(1,552)
Proceeds from stock subscription	-	277,550
Proceeds from common stock issuance	-	121,001
Contributed capital	7,000	25,000
Proceeds from issuance of debenture		2,500,000
Net Cash (Used) Provided by Financing Activities	(19,180)	3,051,176

NET INCREASE (DECREASE) IN CASH	(707,125)	883,124
CASH AT BEGINNING OF PERIOD	1,154,162	271,038

CASH AT END OF PERIOD	$447,037	$1,154,162
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash Paid For:
Interest	$155,500	$-
Income taxes	$800	$800
NON-CASH FINANCING ACTIVITIES:
Common stock issued for services	$-	$445,526
Common stock issued for debt	$138,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Cole, Inc. (the Company) was incorporated under the laws of the State of Utah on November 3, 1999. The Company was organized to engage in any lawful activity for which corporations may be organized under the Utah Revised Business Corporation Act.  On December 30, 2003 the Company changed its name to Reflect Scientific, Inc.

Reflect Scientific, Inc. a California Corporation, was incorporated on June 14, 1993, under the laws of California to engage in the manufacture of test kits for use in scientific studies.

On December 30, 2003, pursuant to an agreement and plan of reorganization, the Company completed a reverse merger with the shareholders of Reflect Scientific, Inc. in which it acquired 100% of Reflect Scientific, Inc., a California Company in exchange for 22,914,949 common shares of the Company.  The terms of the acquisition are detailed in an 8-K filing dated December 31, 2003.  Under the terms of the agreement, the President of Reflect Scientific, Inc. became the President of the Company and was elected to the Board of Directors; the acquisition was accounted for as a recapitalization of Reflect Scientific, Inc. because the members of Reflect Scientific, Inc. controlled the Company after the acquisition.  Reflect Scientific, Inc. was treated as the acquiring entity for accounting purposes and Cole, Inc. was the surviving entity for legal purposes.  There was no adjustment to the carrying values of the assets or liabilities of Reflect Scientific, Inc. and no goodwill was recorded. The operations for the year ended December 31, 2008 and 2007 are those of Reflect Scientific, Inc.

Cryomastor, (renamed Cryometrix) was acquired in its entirety through a merger agreement on June 27, 2006 where Reflect Scientific issued 3,000,000 shares of common stock as well as $700,000 in cash to Cryomastor shareholders. In addition John Dain was paid $300,000 for the assignment of a key product patent to Reflect Scientific. The acquired assets will allow Reflect Scientific to manufacture and market cryogenic storage systems without significant investment in infrastructure.

All Temp Engineering was acquired in its entirety through a merger agreement on January 19, 2007 where Reflect Scientific issued 1,000,000 shares of common stock to All Temp Engineering shareholders.  The Company entered into this merger after considering All Temp’s business history, financial condition, and intellectual property.  The Company has a desire to expand its services and attract and retain talented technical personnel and believed there were strategic and financial advantages to combining the businesses.

Image Labs International was acquired in its entirety through a merger agreement on March 6, 2007 where Reflect Scientific issued 525,000 shares of common stock as well as $200,000 in cash to Image Labs International shareholders.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Accounting Method

The Company’s financial statements are prepared in accordance with U.S. generally accepted accounting principles.  The Company has elected a December 31 year-end.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

b. Revenue Recognition

The Company recognizes revenues as required by Staff Accounting Bulletin No. 104 “Revenue Recognition”.  Revenue is only recognized on product sales once the product has been shipped to the customers, and all other obligations and criteria of SAB 104 have been met.  These criteria are: persuasive evidence of an agreement exists, delivery has occurred, and the price is fixed or determinable and collectability is reasonable assured.

The Company also recognizes revenue on long-term contracts, using the percentage-of-completion method. We generally recognize revenue using the percentage-of-completion method for original equipment that requires a minimum of six months to produce. When using the percentage-of-completion method, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Estimated losses are recognized in full when identified.  The asset ”costs and estimated earnings in excess of contract billings on uncompleted contracts” represents revenues recognized in excess of amounts billed.  The liability, ”contract billings in excess of costs and estimated earnings on uncompleted contracts, ”represents billings in excess of revenues recognized.

c. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

d. Cash and Cash Equivalents

The company considers all deposit accounts and investment accounts with a maturity of one year or less to be cash equivalents.  As of December 31, 2008 and 2007 the company had no cash equivalents.

e. Accounts Receivable

The Company writes off trade receivables when deemed uncollectible.  The Company estimates allowance for doubtful accounts based on the aged receivable balances and historical losses.  The Company charges off uncollectible accounts when management determines there is no possibility of collecting the related receivable. The Company considers accounts receivable to be past due or delinquent based on contractual terms, which is generally net 30 days.

The Company charged $2,433 and $82,344 to bad debt expense for the years ended December 31, 2008 and 2007, respectively. The allowance for doubtful accounts balance at December 31, 2008 and 2007 was $80,161.

f. Fixed Assets

Fixed assets are stated at cost.  Expenditure for minor repairs, maintenance, and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred.  All major additions and improvements are capitalized.  Depreciation is computed using the straight-line method.  The lives over which the fixed assets are depreciated range from 5 to 7 years.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

g. Inventories

Inventories are stated at the lower of cost or market value based upon the First-In First-Out (FIFO) inventory method.  The Company’s inventory consists of parts for scientific vial kits, refrigerant gases and other scientific items.

h. Advertising Expense

The Company follows the policy of charging the costs of advertising to expense as incurred.  The Company recognized $62,330 and $42,654 of advertising expense during the years ended December 31, 2008, and 2007, respectively.

i. Newly Issued Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial and Accounting Standards (“SFAS”) No. 141(R), “Business Combinations.”  SFAS 141(R) changes the accounting for and reporting of business combination transactions in the following way:  Recognition with certain exceptions of 100% of the fair values of assets acquired, liabilities assumed, and non controlling interests of acquired businesses; measurement of all acquirer shares issued in consideration for a business combination at fair value on the acquisition date; recognition of contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings; recognition of pre-acquisition gain and loss contingencies at their acquisition date fair value; capitalization of in-process research and development (IPR&D) assets acquired at acquisition date fair value; recognition of acquisition-related transaction costs as expense when incurred; recognition of acquisition-related restructuring cost accruals in acquisition accounting only if the criteria in Statement No. 146 are met as of the acquisition date; and recognition of changes in the acquirer’s income tax valuation allowance resulting from the business combination separately from the business combination as adjustments to income tax expense.  SFAS No. 141(R) is effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption prohibited.  The adoption of SFAS No. 141(R) will affect valuation of business acquisitions made in 2009 and forward.

In December 2007, the FASB issued SFAS No. 160 "Non-controlling Interest in Consolidated Financial Statements – an Amendment of ARB 51.”  SFAS 160 clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  It also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest, and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.  SAFS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Earlier adoption is prohibited.  We do not anticipate a material impact upon adoption.

In March 2008, the FSAB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  We do not anticipate a material impact upon adoption.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

i. Newly Issued Accounting Pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements.”  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expends disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The provisions of SFAS 157 were originally to be effective beginning January 1, 2008.  Subsequently, the FASB provided for a one-year deferral of the provisions of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in consolidated financial statements on a non-recurring basis.  The Company adopted SFAS 157 on January 1, 2008 for financial assets and liabilities carried at fair value on a recurring basis, with no material impact on its consolidated financial statements.  We are currently evaluating the input of adopting the provisions of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed on a non-recurring basis.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  SFAS No. 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities at fair value.  The election is made on an instrument-by-instrument basis and is irrevocable.  If the fair value option is elected for an instrument, SFAS No. 159 specifies that all subsequent changes in fair value for that instrument shall be reported in earnings.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The Company elected not to measure any additional financial assets or liabilities at fair value at the time SFAS 159 was adopted on January 1, 2008.  As a result, implementation of SFAS 159 had no impact on the Company’s financial statements.

j. Basic Earnings per Share

The computation of earnings per share of common stock is based on the weighted average number of shares outstanding during the period of the consolidated financial statements as follows:

	For the Years Ended December 31,
	2008	2007
Net loss (numerator)	$(2,164,396)	$(7,076,619)
Shares (denominator)	34,359,453	34,328,678
Net loss per share amount	$(0.06)	$(0.21)

As of December 31, 2008 the Company had 9,181,838 shares of outstanding common stock equivalents; however, the company experienced a net loss during the year.  The net loss would make the common stock equivalents anti-dilutive and as such the diluted earnings per share will not be calculated.

k. Shipping and Handling Fees and Costs

The Company records all shipping and handling cost in cost of goods sold.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

l. Income Taxes

Deferred taxes are provided on an asset and liability approach whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The provision (benefit) for income taxes for the year ended December 31, 2008 and 2007 consist of the following:

	2008	2007
Federal:
Current	$-	$-
Deferred	38,000	235,493
State:
Current	900	950
Deferred	-	41,557
	$38,900	$278,000

Net deferred tax assets consist of the following components as of December 31, 2008 and 2007:

	2008	2007
Deferred tax assets:

NOL Carryover	$1,302,363	$1,124,413
Stock Based Compensation	1,140,209	1,140,209
Valuation Allowance	(2,442,572)	(2,226,622)

Deferred tax liabilities:

Depreciation	-	-
Net deferred tax asset (liability)	$-	$38,000

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

l. Income Taxes (Continued)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income from continuing operations for the year ended December 31, 2008 and 2007 due to the following.

	2008	2007
Expected Tax Expense	$(722,660)	$(2,311,530)
Nondeductible Expenses	9,268	523
Stock for Services	37,947	151,479
Warrant Amortization	432,480	212,500
Other, net	65,924	(1,594)
Change in Valuation Allowance	215,950	2,226,622
	38,900	278,000

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  If a change in ownership occurs, then net operating loss carryforwards may be limited as to use in future years.  At December 31, 2008, the Company had net operating loss carryforwards of approximately $830,500 that may be offset against future taxable income from the year 2008 through 2028.  During 2008 the company reevaluated its deferred tax assets and concluded that none of the asset would be realizable and that a full valuation allowance should be recorded.  The valuation allowance was increased by $215,950 and leaves the company with a net deferred tax asset of $0 as of December 31, 2008.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  As a result of the implementation of Interpretation 48, the Company recognized no increase in the liability for unrecognized tax benefits, and we have recorded no additional interest or penalties. The adoption of FIN 48 did not impact our effective tax rates.

Included in the balance at December 31, 2008, are no tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

Our policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense.  For the years ended December 31, 2008 and 2007, we did not recognize any interest or penalties in our Statement of Operations, nor did we have any interest or penalties accrued in our Balance Sheet at December 31, 2008 and 2007 relating to unrecognized benefits.

The tax years 2007 and 2006 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

m. Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, which include Cryometrix (previously Cryomastor), All Temp Engineering and Image Labs International.  All subsidiaries are wholly owned.  All material intercompany accounts and transactions are eliminated in consolidation.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

n. Research and development expense

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 2 ("SFAS 2"), "Accounting for Research and Development Costs".  Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved.  Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.  The Company had $297,402 and $198,396 in research and product development for the years ended December 31, 2008 and 2007, respectively.

o. Stock Based Compensation

In December 2004, the Financial Accounting Standard Board (“FASB”) issued SFAS 123R, “Share-Based Payments” (“SFAS No. 123R”), a revision of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which requires companies to measure all employee stock-based compensation awards using a fair value method and record such expense in their financial statements.  The Company adopted this standard effective December 1, 2006, and elected the modified-prospective transition method.  Under the modified-prospective transition method, awards that are granted, modified, repurchased or canceled after the date of adoption should be measured and accounted for in accordance with SFAS No. 123R.  The Company had no options outstanding prior to the issuance of SFAS No. 123R.

p. Intangible Assets

Intangible assets include trademarks, trade secrets, patents, customer lists and goodwill acquired through acquisitions of subsidiaries.  The Patents have been registered with the United States Patent and Trademarks office.   The costs of obtaining patents are capitalized as incurred.  Intangibles, except for goodwill, are amortized over their estimated useful lives.

q. Impairment

The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset’s market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue.  No such adjustments were required for the year ended December 31, 2008.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 3 - FIXED ASSETS

Fixed assets are stated at cost.  Expenditure for minor repairs, maintenance, and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred.  All major additions and improvements are capitalized.  Depreciation is computed using the straight-line method.  The lives over which the fixed assets are depreciated range from 5 to 7 years.  Fixed assets and related depreciation for the period are as follows:

	December 31, 2008	December 31, 2007
Machinery and equipment	$508,324	$169,826
Furniture and fixtures	71,042	50,608
Computer and office equipment	72,623	32,103
Vehicles	33,625	34,325
Leasehold improvements	31,719	33,799
Accumulated depreciation	(128,035)	(60,777)

Total Fixed Assets	$589,298	$259,884

Depreciation expense for the years ended December 31, 2008, and 2007, was $64,636 and $46,336, respectively.

NOTE 4 - INVENTORIES

Inventories consisted of the following at December 31, 2008:

	December 31, 2008	December 31, 2007
Work in Process	$63,215	$-
Finished goods	702,374	727,970

Total Inventories	$765,589	$727,970

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 5-

COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

The Company leases its office and warehouse space under non-cancelable lease agreements accounted for as operating leases.  The Company also leases several automobiles under similar non-cancelable lease agreements, which are also accounted for as operating leases.

Orem, Utah - This facility is a manufacturing and office facility with 6,000 square feet of space; we lease this facility at $3,800 per month, with the lease term expiring on November 30, 2011.

San Jose, California - This facility is a manufacturing, office and showroom facility with 10,944 square feet of space; we lease this facility at $9,489 per month, with the lease term expiring on December 31, 2009.

Bozeman, Montana - This facility is a manufacturing and office facility with 9,140 square feet of space; we lease this facility at $7,617 per month, with the lease term expiring on June 30, 2010.

Minimum rental payments under the non-cancelable operating leases are as follows:

Years ending December 31,	Amount
2009	$263,581
2010	90,468
2011	43,345
2012	45,733
2013	47,334

$490,461

Rent expense was $277,463 and $243,871 for the years ended December 31, 2008, and 2007, respectively.

Automobile lease expense was $11,097 and $11,097 for the years ended December 31, 2008, and 2007, respectively.

NOTE 6-

CAPITAL LEASES

During the year ended 2006, the Company entered into two capital lease arrangements for the purchase of equipment.  Payments are due in 60 and 36 monthly installments of $920 and $1,101.  The leases have a stated interest rate of 8.3%

Aggregate maturities on the capital leases as of December 31, 2008, are due in future years as follows:

2009	$20,641
2010	9,971
2011	9,535
2012	-
2013	-

Total	40,147

Less current portion	20,641
$19,506

Depreciation expense on equipment under capital leases was $12,655 and $12,655 for the years ended December 31, 2008 and 2007, respectively.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 7 -

PREFERRED STOCK

In November 2004 the Company amended its Articles of Incorporation so as to authorize 5,000,000 shares of preferred stock. 750,000 of these shares have been designated as “Series A Convertible Preferred Stock”. During the year ended December 31, 2006 these shares were offered in a private placement. As of December 31, 2008 no shares of the preferred stock are issued and outstanding.

Dividends

The holders of the Series A Preferred Stock are entitled to dividends at the rate of 8 percent per year of the liquidation preference of $1.00 per share, payable annually, if and when declared by the board of directors.  Dividends are not cumulative and the board of directors is under no obligation to declare dividends.

Convertibility

Upon the approval of the Board of Directors, Series A Preferred Stock may be convertible into the Company’s common stock by dividing $1.00 plus any unpaid dividends by 50% of the five day average closing bid price of the common shares.

NOTE 8 -

COMMON STOCK TRANSACTIONS

During the year ended December 31, 2008, the Company issued 189,765 shares of common stock for interest payments of $109,593; and 212,307 shares were issued for the conversion $138,000 of debt.

NOTE 9 -

CONCENTRATIONS OF RISK

Cash in Excess of Federally Insured Amount

The Company currently maintains a cash balance at a single financial institution in excess of the federally insured maximum of $250,000. The excess as of December 31, 2008 was $160,298.

Revenues and Accounts Receivable

The Company no concentrations of revenue and accounts receivable risk for the year ended December 31, 2008.

For the year ended December 31, 2007 the Company had two significant customers that account for $1,749,794 or 22% of sales. These same two customers also account for $240,032 or 17% of the total accounts receivable balance at December 31, 2007.

NOTE 10 -

LINE OF CREDIT

The Company has a credit line with a commercial bank of $100,000 secured by its inventory and accounts receivable  bearing a variable interest rate, which was 6.25% as of the balance sheet date, and has no stated maturity date. As of December 31, 2008, there was a balance due on the line in the amount of $91,903.

The Company has an additional credit line with a different commercial bank of $50,000 secured by its inventory and accounts receivable bearing a fixed interest rate, which was 12% as of the balance sheet date, and has no stated maturity date. As of December 31, 2008, there was a balance due on the line in the amount of $49,464.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2006

NOTE 11 -   ACQUISITIONS

Effective January 19, 2007, the Company finalized an Agreement and Plan of Merger (the “Merger Agreement”) with All Temp Engineering, Inc.  As part of this agreement, the Company received assets valued at the following:

Trade secrets	$262.875
Trademarks	65,719
Customer lists	592,127
Customer assets	139,279
$1,060,000

The assets are amortized over a range of 9-10 years.   As consideration for these assets, the Company issued 1,000,000 shares at $1.06 of its common stock that are restricted securities to the shareholders of All Temp Engineering, Inc. and will pay the shareholders a pro-rata running royalty totaling five percent of the gross annual revenues that will be earned on All Temp’s business that will be operated as a separate division within the Company.

An unaudited pro forma balance sheet as of December 31, 2006, and a pro forma income statement for the year ended December 31, 2006, for the combined (post merger) entity, is presented below:

	Reflect As of December 31, 2006	All Temp As of December 31, 2006	Combined Historical Reflect & All Temp	Pro Forma Adjustments	Pro Forma Combined Reflect & All Temp December 31, 2006
ASSETS
Current Assets:
Cash	$271,038	$-	$271,038	$-	$271,038	(1)
Notes receivable	-	96,236	96,236	-	96,236	(1)
Receivables	389,591	162,596	552,187	-	552,187
Inventory	364,796	97,825	462,621	-	462,621
Prepaid assets	13,852	8,189	22,041	-	22,041
Total Current Assets	1,039,277	364,846	1,404,123		1,404,123
Fixed Assets, (net)	211,021	4,595	215,616	-	215,616
Other Assets:
Deposits	13,400	3,672	17,072	-	17,072
Income Tax receivable	25,948	4,786	30,734		30,734
Deferred tax asset	316,000	72,555	388,555		388,555
Intangibles (net)	4,736,827	-	4,736,827	2,619,372	7,356,199	(1)

Total Other Assets	5,092,175	81,013	5,173,188	2,619,372	7,792,560
TOTAL ASSETS	$6,342,473	$450,454	$6,792,927	$2,619,372	$9,412,299

Reflect As of December 31, 2006		All Temp As of December 31, 2006	Combined Historical Reflect & All Temp	Pro Forma Adjustments	Pro Forma Combined Reflect & All Temp December 31, 2006
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Short term loan	$18,353	$600,054	$618,407	$-	$618,407
Cash overdraft	-	55,640	55,640	-	55,640
Accounts payable	225,721	272,789	498,510	-	498,510
Accrued liabilities	25,949	7,209	33,158	-	33,158
Income taxes payable	400	800	1,200	-	1,200
Total Current Liabilities	270,423	936,492	1,206,915		1,206,915
Non-current liabilities:
Notes payable	61,706	-	61,706	-	61,706
Total non-current Liabilities	61,706	-	61,706	-	61,706
Total Liabilities	$332,129	$936,492	$1,268,621	$-	$1,268,621
Stockholders' Equity:
Preferred Stock	-	-	-	-	-
Common stock	306,889	13,334	320,223	(13,334)		(1)
				20,000	326,889	(1)
Additional Paid-in capital	6,979,735	-	6,979,735	13,334		(1)
				2,100,000	9,093,069
Subscription receivable	257,251	-	257,251	-	257,251
Accumulated deficit	(1,533,531)	-	(1,533,531)	-	(1,533,531)
Accumulated deficit	-	(499,372)	(499,372)	499,372	-
Total Stockholders' Equity	6,010,344	(486,038)	5,524,306	2,619,372	8,143,678

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,342,473	$450,454	$6,792,927	$2,619,372	$9,412,299
Reflect As of December 31, 2006	All Temp as of December 31, 2006	Combined Historical Reflect & All Temp	Pro Forma Adjustment	Pro Forma Combined Reflect & All Temp December 31, 2006
Sales	$2,572,955	$1,871,737	$4,444,692	$-	$4,444,692
Cost of Sales	1,519,547	1,138,382	2,657,929	-	2,657,929
Salaries and wages	779,579	539,843	1,319,422	-	1,319,422
Payroll Taxes	35,767	64,603	100,370	-	100,370
Rent expense	62,906	57,569	120,475	-	120,475
General & Administrative	1,303,598	506,293	1,809,891	-	1,809,891
Income (loss) from operations	(1,128,442)	(434,953)	(1,563,395)	-	(1,563,395)

Other income (expense)	(192,911)	(101,281)	(294,192)	-	(294,192)
Interest expense	25	34,961	34,986	-	34,986
Total other income (expense)	(192,936)	(136,242)	(329,178)	-	(329,178)
Income tax expense (benefit)	(342,748)	(84,208)	(426,956)	-	(426,956)
Net Income (loss)	$(978,630)	$(486,987)	$(1,465,617)	$-	$(1,465,617)
Basic loss per share	(0.03)
Weighted average shares Outstanding	28,432,024

Effective March 6, 2007, the Company finalized an Agreement and Plan of Merger (the “Merger Agreement”) with Image Labs, International.  As part of the Merger Agreement, the Company received assets valued at the following:

Trade secrets	$184,400
Trademarks	70,000
Customer lists	154,850
IP Patent	105,000
Inventory	125,000
$639,250

The assets are amortized over a range of 9-10 years.  As consideration for these assets, the Company issued 525,000 shares at $.97 of its common stock that are restricted securities to the shareholder of Image Labs and paid the sum of $200,000 and agreed to pay the shareholder a 2.5 percent Running Earnout Purchase Price. An

Employment Agreement was also executed and delivered.  As a condition to the closing of the Merger Agreement, the Company has raised approximately $500,000 to support the Catpro business segment of Image Labs that is to be operated as a separate business segment under the Company.

An unaudited pro forma balance sheet as of December 31, 2006, and a pro forma income statement for the year ended December 31, 2006, for the combined (post merger) entity, is presented below:

	Reflect As of December 31, 2006	Image Labs As of December 31, 2006		Combined Historical Reflect & Image Labs	Pro Forma Adjustments	Pro Forma Combined Reflect & Image Labs December 31, 2006
ASSETS
Current Assets:
Cash	$271,038	$		$271,038	$(200,000)	$71,038	(1)
Receivables	389,591		1,118,775	1,508,366	-	1,508,366
Inventory	364,796		80,157	444,953	35,019	479,972
Prepaid assets	13,852		141,117	154,969	-	154,969
Total Current Assets	1,039,277		1,340,049	2,379,326	(164,981)	2,214,345
Fixed Assets, (net)	211,021		30,798	241,819	-	241,819
Other Assets:
Deposits	13,400		2,251	15,651	-	15,651
Income Tax receivable	25,948		-	25,948		25,948
Deferred tax asset	316,000		-	316,000		316,000
Intangibles (net)	4,736,827		-	4,736,827	-	4,736,827	(1)
Total Other Assets	5,092,175		2,251	5,094,426	-	5,094,426
TOTAL ASSETS	$6,342,473		$1,373,098	$7,715,571	$(164,981)	$7,550,590

Reflect As of December 31, 2006		Image Labs As of December 31, 2006	Combined Historical Reflect & Image Labs	Pro Forma Adjustments	Pro Forma Combined Reflect & Image Labs December 31, 2006
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Short term loan	$18,353	$-	$18,353	$-	$18,353
Cash overdraft	-	56,589	56,589	-	56,589
Accounts payable	225,721	199,817	425,538	-	425,538
Accrued liabilities	25,949	22,485	48,434	-	48,434
Income taxes payable	400	-	400	-	400
Total Current Liabilities	270,423	278,891	549,314		549,314
Non-current liabilities:
Notes payable	61,706	-	61,706	-	61,706
Contract billing in excess	-	419,976	419,976		419,976
Total non-current Liabilities	61,706	419,976	481,682	-	481,682
Total Liabilities	$332,129	$698,867	$1,030,996	$-	$1,030,996
Stockholders' Equity:
Preferred Stock	-	-	-	-	-
Common stock	306,889	100	306,989	(100)	306,889	(1)
Additional Paid-in capital	6,979,735	4,900	6,984,635	100		(1)
	-	-	-	504,250	7,788,985
Subscription receivable	257,251	-	257,251	-	257,251
Accumulated deficit	(1,533,531)	-	(1,533,531)	-	(1,533,531)
Retained earnings	-	669,231	669,231	(669,231)	-
Total Stockholders' Equity	6,010,344	674,231	6,684,575	(164,981)	6,519,594
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,342,473	$1,373,098	$7,715,571	$(164,981)	$7,550,590

	Reflect As of December 31, 2006	All Temp as of December 31, 2006	Combined Historical Reflect & All Temp	Pro Forma Adjustment	Pro Forma Combined Reflect & All Temp December 31, 2006
Sales	$2,572,955	$3,756,303	$6,329,258	$-	$6,329,258
Cost of Sales	1,519,547	2,427,651	3,947,198	-	3,947,198
Salaries and wages	779,579	425,413	1,204,992	-	1,204,992
Payroll Taxes	35,767	34,823	70,590	-	70,590
Rent expense	62,906	40,708	103,614	-	103,614
General & Administrative	1,303,598	415,342	1,718,940	-	1,718,940
Income (loss) from operations	(1,128,442)	412,366	(716,076)	-	(716,076)

Other income (expense)	(192,911)	(20,979)	(213,890)	-	(213,890)
Interest expense	(25)	(12,037)	(12,062)	-	(12,062)
Total other income (expense)	(192,936)	(33,016)	(225,952)	-	(225,952)
Income tax expense (benefit)	(342,748)	-	(342,748)	-	(342,748)
Net Income (loss)	$(976,630)	$379,350	$(597,280)	$-	$(597,280)
Basic loss per share	(0.03)	37.93	(37.90)		(0.02)
Weighted average shares Outstanding	28,432,024	10,000	28,442,024	-	28,442,024

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 12 – CONVERTIBLE DEBENTURES AND WARRANTS

On June 29, 2007, the Company entered into an agreement to sell $2,500,000 in 12% senior convertible debentures with a maturity date of June 29, 2009, with interest due quarterly.   At the closing, the Company prepaid the first quarterly interest payment and reserved the second quarterly interest payment for a total of $150,000.  The agreement allows for the Company to pay the interest in cash or in duly authorized, validly issued, fully paid, and non-assessable shares of common stock at the interest conversion rate, or a combination thereof.

The debentures have a conversion price of $0.65.  If the Company, at any time while the debenture is outstanding, pays stock dividends, subdivides outstanding shares, sells or grants any option to purchase or dispose of common stock at an effective price lower than the conversion price, issue rights, options or warrants at a price lower than the conversion price, etc., the Company shall promptly deliver to each Holder a notice setting forth the conversion price after such adjustment and provide a brief statement of facts requiring such adjustment.   In addition, if the volume weighted average price for each of any 20 consecutive trading days exceeds 250% of the conversion price, the Company may, within one trading day deliver a written notice to the holder and force the holder to convert a principal amount of the debenture equal to all or part of the holder’s portion of the forced conversion amount.

The agreement also provides for the issuance of 1,923,077 A warrants and 1,923,077 B warrants.  The warrants are exercisable at a price of $0.80 per share for the A warrant and $1.00 per share for the B warrant and expire June 29, 2012.  The Company valued the warrants using the Black-Scholes option pricing model.  For the purpose of the valuation of the warrants, the Company calculated a volatility of 66.48% on its common stock and used the U. S. Treasury bill rate of 4.94% for its risk free rate.  Then the Company allocated a portion of the proceeds to the warrants, based on the relative fair value basis, in the amount of $1,639,029 which is recognized as a contra liability account and will be amortized as interest expense over the 2 year term of the agreement.  The intrinsic value of beneficial conversion of the debentures was valued at $5,677,491, which exceeds the effective value of the debentures of $860,971.  Therefore, the discount assigned to the beneficial conversion feature is limited to $860,971 and is recognized as a contra liability account and will be amortized as interest expense over the 2 year term of the agreement.

As payment for services provided, the Company also issued 192,308 A warrants and 192,308 B warrants which were valued at $475,925 using the Black-Scholes option pricing model and expensed during 2007.

The debentures and warrants have anti-dilution protections, and the Company has agreed to certain registration rights for the resale of the shares of common stock underlying the debentures and warrants.

A summary of the status of the Company’s outstanding stock warrants as of December 31, 2008 and changes during the period then ended is presented below:

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 12 – CONVERTIBLE DEBENTURES AND WARRANTS (continued)

	Shares	Weighted Average Exercise Price
Outstanding, January 1, 2007	-	$-
Granted	4,230,770.90
Expired/Cancelled	-	-
Exercised	78,875.80
Outstanding, December 31, 2007	4,151,895.90

Expired/Cancelled	-	-
Exercised	-	-
Outstanding, December 31, 2008	4,151,895	$.90
Exercisable	4,151,895	$.90

	Outstanding		Exercisable
Range of Exercise Prices	Number outstanding at December 31, 2008	Weighted Average Remaining Contractual Life	Number Exercisable at December 31,2008
$0.80	2,036,510	3.50	2,036,510
1.00	2,115,385	3.50	2,115,385
	4,151,895		4,151,895

NOTE 13 – COMMON STOCK OPTIONS

On December 31, 2007, the Company’s board of directors approved an equity plan.  The equity plan known as the 2007 Equity Incentive Plan (the “Plan”) reserves up to 6,000,000 shares of the Company’s authorized common stock for issuance to officers, directors, employees and consultants under the terms of the Plan.  The Plan permits the board of directors to issue stock options and restricted stock.

The fair value of each option granted under the Plan is estimated on the date of grant, using the Black-Scholes option pricing model, based on the following weighted average assumptions:

Expected life (years)	5.0
Expected stock price volatility	65.79 - 66.27%
Expected dividend yield	0.0%
Risk-free interest rate	3.38 – 3.41%

The risk-free interest rate is based upon the U.S. Treasury yield curve at the time of grant for the respective expected life of the option. The expected life (estimated period of time outstanding) of options was estimated.  The expected volatility of the Company’s options was calculated using historical data. Expected dividend yield was not considered in the option pricing formula since the Company does not pay dividends and has no current plans to do so in the future. If actual periods of time outstanding and rate of forfeitures differs from the expected rates, the Company may be required to make additional adjustments to compensation expense in future periods.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 13 – COMMON STOCK OPTIONS (continued)

The Company issued options to key directors on December 31, 2007.  On June 13, 2008, the Company issued 66,660 options to employees. A summary of the status of the Company’s outstanding stock options as of December 31, 2008 and changes during the period then ended is presented below:

	Shares	Weighted Average Exercise Price
Outstanding, January 1, 2007	-	$-
Granted	5,000,000	1.32
Expired/Cancelled	-	-
Exercised	-	-
Outstanding, December 31, 2007	5,000,000	1.32
Granted	66,660	0.94
Expired/Cancelled	-	-
Exercised	-	-
Outstanding, December 31, 2008	5,066,660	$1.31
Exercisable	5,066,660	$1.31

	Outstanding		Exercisable
Range of Exercise Prices	Number outstanding at December 31, 2008	Weighted Average Remaining Contractual Life	Number Exercisable at December 31,2008
$1.32	4,800,000	4.00	4,800,000
1.20	200,000	4.00	200,000
1.30	14,000	4.45	14,000
0.85	52,660	4.45	52,660

	5,066,660		5,066,660

The total fair value of options vested was $29,943 and $3,353,557 for the years ended December 31, 2008 and 2007, respectively.  As of December 31, 2008, there was no unrecognized compensation cost related to non-vested stock options granted under the Plan.  The 66,660 granted in 2008 fully vested during the year and have been expensed.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 14 – INTANGIBLE ASSETS

Intangible assets are stated at cost.  Amortization computed using the straight-line method.  The lives over which the intangible assets are amortized range from 10 to 20 years.  Intangible assets and related amortization for the period are as follows:

2007		Accumulated
	Cost	Amortization	Net Book Value

Trademarks	$ 135,719	$ 11,858	$ 123,861
Trade Secrets	437,875	38,680	399,195
Patents	3,516,177	319,771	3,196,406
Customer lists	1,326,977	145,626	1,181,351
Goodwill	948,223	0	948,223

Totals	$ 6,364,971	$ 515,935	$ 5,849,036

2008		Accumulated
	Cost	Amortization	Net Book Value

Trademarks	$ 135,719	$ 25,529	$ 110,190
Trade Secrets	437,875	82,468	355,407
Patents	3,523,967	536,054	2,987,913
Customer lists	1,326,977	278,284	1,048,693
Goodwill	970,648	0	970,648

Totals	$ 6,395,186	$ 922,335	$ 5,472,851

Amortization expense for the years ended December 31, 2008, and 2007, was $406,400 and $370,337, respectively.

NOTE 15 – ROYALTIES

Royalty agreements were executed with JMST, Cryomastor, All Temp and Image Labs as a condition of the companies’ acquisitions. Under the terms of the royalty agreements:

JMST – The prior shareholders of JMST will receive a royalty payment on gross revenues related to revenues derived from the Carver Patents or Carver Technology.  Such payments are due on revenue in excess of $500,000 derived from products under the Carver Patents or Carver Technology.  The royalty payment is 2.5% on the revenue in excess of $500,000 and is payable quarterly.  Payments are to be made in Reflect Scientific’s common stock not to exceed 500,000 shares in total. New products developed from the Carver Technology are subject to a royalty of 3% of gross revenues in excess of $100,000, with an additional 2% if gross revenues exceed $600,000. Royalties will also be paid in our common stock annually.  The amount of common stock will be exchanged at $3.00 per share for these purposes.  Royalty payments are only due for years where there are valid Carver Patents.

REFLECT SCIENTIFIC, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2008 and 2007

NOTE 15 – ROYALTIES ( Continued)

Cryometrix – The prior shareholders of Cryometrix receive a 2.5% royalty on all sales, licensing or other distributions on revenue derived from products and technology received from Cryometrix.  The royalty payment is not due or payable unless and until the revenue derived from such products and technology exceeds $3,000,000.  The payment is payable in shares of Reflect Scientific’s common stock not to exceed 2,000,000 shares in aggregate. The amount of common stock will be exchanged at $1.80 or market value at time of accrual which ever is greater, for these purposes.   Payments are due quarterly.

All Temp – The shareholders of All Temp will receive a pro-rata running royalty totaling 5% of the gross annual revenues earned from the All Temp’s business unit.  This revenue covers all revenues received by the All Temp subsidiary or any other business unit of Reflect Scientific which revenue is derived from products or services derived from All Temp as part of its acquisition.  The royalty is payable as long as Reflect Scientific owns and operates the All Temp business provided that the royalty is not payable if the All Temp business does not have earnings of at least 10% measured by earnings before interest and taxes.  The royalty is payable quarterly within 45 days following the close of each quarter. If within three years of the closing of the acquisition of All Temp, Reflect Scientific sells or transfers All Temp, its products or services, All Temp shareholders shall receive a cash payment of six hundred thousand dollars less any accumulated royalties payable.

Image Labs – The shareholders of Image Labs will receive a 2.5% running earnout on the gross revenues derived from products associated with Image Labs including value added re-sales and custom engineering business segments.  This segment specifically excludes anything received from our Catpro product lines. The royalty is payable quarterly so long as Reflect Scientific owns the Image Labs’ product line and services and as long as the business segment achieves an earnings before interest and taxes of 10% in the quarter the royalty payments are due.  The royalty last for the life of the Image Labs’ shareholders.

NOTE 16 - SUBSEQUENT EVENTS.

Subsequent to December 31, 2008, the Company issued 218,507 shares of its common stock for the payment of interest of $35,220.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$126.
Transfer Agent fees	$1,000
Accounting and auditing fees and expenses	$15,000
Legal fees and expenses	$22,000

Total	$38,126

ITEM 14. Indemnification of Directors

Our officers and directors may be indemnified as provided by the Utah Revised Business Corporation Act (the “URBCA”) and our bylaws. Under the URBCA, director immunity from liability to a company or its shareholders for monetary liabilities is permitted if contained in the company's articles of incorporation or bylaws. Excepted from that indemnification are:

(1)	an intentional infliction of harm on Reflect Scientific or its shareholders;

(2)

An intentional violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	An unlawful distribution.

Our bylaws provide that we may indemnify our officers and directors and may advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for the indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by the director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudications of such issue.

Reflect Scientific has agreed to indemnify, defend and hold the selling security holder harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of , result from or relate to any breach of the stock purchase agreement or failure to perform with respect to any of its representations, warranties, or covenants contained therein.    In no event shall Reflect Scientific or the selling security holder be entitled to recover consequential or punitive damages resulting from a breach or violation of the stock purchase agreement nor shall any party have liability in the event of gross negligence or willful misconduct or the indemnified party.

ITEM 15. Recent Sales Of Unregistered Securities.

During the last three years, we issued the following unregistered securities:

In 2006, we issued 400,000 shares of our common stock for $0.80 per shares; and 1,073,500 shares of our common stock for $1.00 per share in two separate private placements.  Additionally, in 2006, we issued 415,000 and 53,675 shares of our common stock for services.

In 2006, we also issued 200,000 shares in connection with the JMST acquisition; and 3,000,000 shares in connection with the Cryometrix merger.

On January 29, 2007, we issued 2,000,000 shares of our common stock to the four shareholders of All Temp as part of the acquisition of All Temp and on February 29, 2007 we issued 525,000 shares of our common stock to the one shareholder of Image Labs.

During the period ended March 31, 2008, we issued shares:

To whom	Date	Number of shares	Consideration
Debt holders	1/23/2008	94,615	Debt

On June 29, 2007, Reflect Scientific pursuant to the securities purchase agreement sold to five institutional investors convertible debentures in the aggregate principal amount of $2,500,000 and stock purchase warrants exercisable over a five year period for 3,846,154 shares of common stock (the “Warrants”) in a private placement.   All purchasers are “accredited investors” and a form D was filed covering this transaction.  The selling shareholders all purchased in this placement.

During the period ended December 31, 2008, we issued shares:

To whom	Date	Number of shares	Consideration
Conversion of Debenture	1/23/2008	94,615	Debt
Conversion of Debenture	4/15/2008	20,769	Debt
Debenture Holders	4/16/2008	105,230	Interest
Conversion of Debenture	5/1/2008	50,000	Debt
Conversion of Debenture	6/13/2008	26,923	Debt
Conversion of Debenture	6/20/2008	20,000	Debt
Debenture Holders	7/2/2008	5,727	Debt
Debenture Holders	10/3/2008	78,808	Debt

On July 1, 2009, we issued 86,693 shares of common stock as interest on debentures, valued at $17,339 in accordance with the terms of the debentures.

On July, 1, 2009, we issued 100,000 shares to a consultant for services valued at $0.15 per shares based on the last closing price of the common stock.

We issued all of these securities to persons who were “accredited investors” or “sophisticated investors” as those terms are defined in Regulation D of the Securities and Exchange Commission; and each such investor had prior access to all material information about us. We believe that the offer and sale of these securities were exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof, and Rule 506 of

Regulation D of the Securities and Exchange Commission. Sales to “accredited investors” are preempted from state regulation

Item 16.  Exhibits

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed.

Exhibit No.	Title of Document	Location if other than attached hereto
3.1	Articles of Incorporation	10-SB Registration Statement*
3.2	Articles of Amendment to Articles of Incorporation	10-SB Registration Statement*
3.3	By-Laws	10-SB Registration Statement*
3.4	Articles of Amendment to Articles of Incorporation	8-K Current Report dated December 31, 2003*
3.5	Articles of Amendment to Articles of Incorporation	8-K Current Report dated December 31, 2003*
3.6	Articles of Amendment	September 30, 2004 10-QSB Quarterly Report*
3.7	By-Laws Amendment	September 30, 2004 10-QSB Quarterly Report*
4.1	Debenture	8-K Current Report dated June 29, 2007*
4.2	Form of Purchasers Warrant	8-K Current Report dated June 29, 2007*
4.3	Registration Rights Agreement	8-K Current Report dated June 29, 2007*
4.4	Form of Placement Agreement	8-K Current Report dated June 29, 2007*
5.1	Legal Opinion and Consent	Previously filed with S-1 filed on May 28, 2008
10.1	Securities Purchase Agreement	8-K Current Report dated June 29, 2007*
10.2	Placement Agent Agreement	8-K Current Report dated June 29, 2007*
10.3	JMST Purchase Agreement	8-K Current Report dated April 4, 2006*
10.4	Cryomastor Merger Agreement	8-K Current Report dated April 19, 2006*
10.5	Image Labs Merger Agreement	8-K Current Report dated November 15, 2006*
10.6	All Temp Merger Agreement	8-K Current Report dated November 17, 2006*
14	Code of Ethics	December 31, 2003 10-KSB Annual Report*
21	Subsidiaries of the Company	December 31, 2006 10-KSB Annual Report*
23.1	Consent of Sichenzia Ross Friedman Ference	Included in Exhibit 5.1.
23.2	Consent of Mantyla McReynolds, LLC - Independent Registered Public Accounting Firm	This Filing

* Filed with the Securities and Exchange Commission in the form indicated and incorporated by reference.

ITEM 17. Undertakings.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to  Rule 424 ;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Provo, State of Utah on July 15, 2009.

REFLECT SCIENTIFIC, INC.

Date:	July 15, 2009	By:	/s/Kim Boyce
Kim Boyce President and Chief Executive Officer

Date:	July 15, 2009	By:	/s/David Strate
David Strate Principal Accounting Officer/Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on July 15, 2009.

Signature	Name and Title

/s/Kim Boyce	Kim Boyce, Director, Chief Executive Officer
Date: July 15, 2009	(Principal Executive Officer)

/s/Tom Tait*	Tom Tait, Vice President, Director
Date: July 15, 2009

/s/Craig D. Morrison*	Craig D. Morrison, Director
Date: July 15, 2009

/s/David Strate	David Strate, Principal Accounting Officer
Date: July 15, 2009	(Principal Accounting/Financial Officer)

* By	/s/ Kim Boyce
Kim Boyce
Attorney-in-fact